Exhibit 2.01

EXECUTION VERSION

ASSET PURCHASE AGREEMENT
AMONG
WOLVERINE TUBE, INC.,
WOLVERINE JOINING TECHNOLOGIES, LLC,
HANDY & HARMAN LTD.
AND
LUCAS-MILHAUPT WARWICK LLC
April 16, 2013

COI-1486933v21

Table of Contents
Page

ARTICLE I	PURCHASE AND SALE OF ASSETS 1

Section 1.1	Assets, Properties and Business to be Transferred 1

Section 1.2	Excluded Assets 3

Section 1.3	Assumption of Assumed Liabilities 3

Section 1.4	Excluded Liabilities 4

ARTICLE II	PURCHASE PRICE, PAYMENT, ADJUSTMENT AND ALLOCATION 6

Section 2.1	Purchase Price 6

Section 2.2	Post-Closing Purchase Price Adjustment-Working Capital 6

Section 2.3	Inventory Adjustment 8

Section 2.4	Transfer Taxes 9

Section 2.5	Allocation of Purchase Price 9

ARTICLE III	CLOSING 9

Section 3.1	Closing 9

Section 3.2	Closing Deliverables of Seller and Parent 9

Section 3.3	Closing Deliverables of Buyer 10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT 11

Section 4.1	Due Organization, Good Standing and Qualification 11

Section 4.2	Authority of Seller and Parent 12

Section 4.3	Encumbrances and Good Title 13

Section 4.4	Financial Statements 13

Section 4.5	Recent Developments 13

Section 4.6	Litigation 13

Section 4.7	Taxes 13

Section 4.8	Compliance with Laws Other than Environmental Laws 14

Section 4.9	Environmental Matters 14

Section 4.10	Contracts 15

Section 4.11	Owned Real Property 15

Section 4.12	Leased Real Property 16

Section 4.13	Personal Property; Inventory 16

Section 4.14	Intellectual Property 17

Section 4.15	Employee Benefit Plans 18

Section 4.16	Warranties 19

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Section 4.17	Employees 19

Section 4.18	Broker's or Finder's Fees 20

Section 4.19	Customers, Distributors and Suppliers 20

Section 4.20	Accounts Receivable, Accounts Payable and Accrued Liabilities 20

Section 4.21	Adequacy of Assets 21

Section 4.22	No Material Undisclosed Liabilities 21

ARTICLE V	REPRESENTATIONS OF BUYER 21

Section 5.1	Existence and Good Standing of Buyer 21

Section 5.2	Authority of Buyer 21

Section 5.3	Broker's or Finder's Fees 22

Section 5.4	Financial Capability 22

Section 5.5	Investigation by Buyer 22

ARTICLE VI	CONDITIONS TO OBLIGATIONS OF PARTIES 23

Section 6.1	Conditions to Buyer's Obligations 23

Section 6.2	Conditions to Seller's Obligations 24

ARTICLE VII	COVENANTS OF SELLER AND BUYER 25

Section 7.1	Employee Matters 25

Section 7.2	Consents; Approvals; Cooperation; Release of Encumbrances 26

Section 7.3	Further Assurances; Collections; Inquiries 27

Section 7.4	Bulk Sales Laws 28

Section 7.5	Publicity 28

Section 7.6	Utility and Other Prorations 28

Section 7.7	Fees and Expenses 28

Section 7.8	Use of "Wolverine" and "Wolverine Joining Technologies, LLC"
Names    28

Section 7.9	Conduct of the Business Prior to the Closing 28

Section 7.10	Supplement to Schedules 30

Section 7.11	Phase II Report 30

Section 7.12	Phase II Report; Impact on Transaction 32

Section 7.13	Removal of Equipment From Excluded Leased Real Property 33

Section 7.14	Compliance with PBGC Settlement Agreement 33

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION 34

Section 8.1	Survival of Representations and Warranties 34

Section 8.2	Obligation of Parent and Seller to Indemnify 34

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Section 8.3	Obligation of Buyer to Indemnify 34

Section 8.4	Defense of Claims 35

Section 8.5	Limitations on Indemnification 36

Section 8.6	Subrogation Rights 36

Section 8.7	Indemnification Payment 37

Section 8.8	Exclusive Remedy; Use of Purchase Price Holdback and Sole
Remedies    37

Section 8.9	Losses Net of Insurance, Etc 37

ARTICLE IX	Termination 38

Section 9.1	Right of Termination 38

Section 9.2	Termination Without Default 38

ARTICLE X	MISCELLANEOUS 39

Section 10.1	Gender 39

Section 10.2	Notices 40

Section 10.3	Rights of Third Parties 41

Section 10.4	Entire Agreement 41

Section 10.5	Headings 41

Section 10.6	Governing Law 41

Section 10.7	Assignment 41

Section 10.8	Counterparts 41

Section 10.9	Amendments 41

Section 10.10	Severability 42

Section 10.11	Interpretation 42

Section 10.12	Waivers and Consents 42

Section 10.13	Article and Section References 42

Section 10.14	Legal Fees 42

Section 10.15	Consent to Jurisdiction; Venue; Service of Process 42

Section 10.16	Waiver of Jury Trial 43

Section 10.17	Definitions 43

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this "Agreement") is dated as of April 16, 2013 and is by and among Wolverine Tube, Inc., a Delaware corporation ("Parent"), Wolverine Joining Technologies, LLC, a Delaware limited liability company ("Seller"), Lucas-Milhaupt Warwick LLC, a Delaware limited liability company ("Acquisition Sub"), and Handy & Harman Ltd., a Delaware corporation ("H&H", and together with Acquisition Sub, the "Buyer").
R E C I T A L S
Seller owns a business and assets associated with the manufacture and sale of brazing and flux products, the sale of soldering products, and the production of alloys for electrical, catalyst and other industrial products (the "Business"). Seller desires to sell, and Buyer desires to purchase, substantially all of Seller's tangible and intangible assets used in the Business. Defined terms that are not otherwise defined in this Agreement are defined in Section 10.17.
In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE IPURCHASE AND SALE OF ASSETS
Section 1.1    Assets, Properties and Business to be Transferred. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and conditions contained herein, at the Closing (defined below) Seller or, to the extent owned by Parent, Parent shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller or Parent, as applicable, all of the assets held by Seller and used, or usable, or held for use, in the Business or held by Parent to the extent used or held for use in the Business (the "Purchased Assets"), including but not limited to the following:
(a)    all tangible personal property of Seller used, or usable, or held for use, in connection with the Business, or held by Parent to the extent used or held for use in connection with the Business, including but not limited to, all inventory, machinery, equipment, control systems, computer and office equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies as set forth on Schedule 1.1(a);
(b)    all rights of Seller or Parent under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises used, or usable, or held for use, in connection with the Business or any pending applications or renewals relating to any of the foregoing;
(c)    all intellectual property of Seller or Parent necessary to or used or held for use in connection with the Business, as it exists anywhere in the world, whether registered or unregistered (the "Intellectual Property"), including but not limited to, (i) all patents, inventions (whether patentable or unpatentable and whether or not reduced to practice)

and other patent rights (including divisions, continuations-in-part, reissues, reexaminations and interferences thereof) and all improvements thereto, including without limitation those listed on Schedule 1.1(c)(i); (ii) the trademarks, service marks, trade names, and brand names listed on Schedule 1.1(c)(ii); (iii) domain names and slogans; (iv) all trade secrets, including without limitation the trade secret listed on Schedule 1.1(c)(iv), and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (v) licenses and sublicenses granted and obtained with respect to any Intellectual Property; and (vi) remedies against infringement of any Intellectual Property, and rights to protection of interests therein under the Laws of all applicable jurisdictions;
(d)    subject to Sections 1.2(d) and 1.2(e), all papers, books and records related to the Business in whatever form (the "Books and Records"), including but not limited to all customer lists, supplier lists, computer software and computer programs, equipment logs, operating guides and manuals, advertising materials, correspondence, studies, reports, websites, and any files related to any of the foregoing;
(e)    copies of all documents identified in Section 1.2(d);
(f)    all contracts, agreements, leases, security interests, guaranties, customer orders, hedging contracts or arrangements and purchase orders relating to the Business, and any renewals and amendments thereto, including but not limited to those listed on Schedule 1.1(f) (the "Assigned Contracts");
(g)    all prepayments relating to the Business, including prepaid rent, prepaid property Taxes (as hereinafter defined);
(h)    to the extent permitted by Law, all employment records of Seller that relate to the Transferred Employees (as hereinafter defined);
(i)    all claims, deposits, refunds, causes of action, suits, rights of recovery, rights of set off and rights of recoupment;
(j)    all accounts receivable;
(k)    the real property set forth on Schedule 1.1(k) (the "Owned Real Property");
(l)    the interest in real property (the "Leased Real Property") and the lease agreement related thereto (the "Lease") set forth on Schedule 1.1(l);
(m)    the name "Joining Technologies" and "WJT"; and
(n)    all goodwill associated with any or all of the foregoing.

For the avoidance of any doubt, the Purchased Assets shall not include Excluded Assets (defined below). The Purchased Assets shall be free and clear of all Encumbrances (other than Permitted Encumbrances and, with respect to the Owned Real Property, Permitted Real Property Encumbrances).
Section 1.2    Excluded Assets. The following assets of Seller, whether or not related to the Business (collectively, the "Excluded Assets"), are not being purchased by Buyer pursuant to this Agreement and shall remain the property of Seller after the Closing:
(a)    all cash and cash equivalents;
(b)    any asset, right or property set forth on Schedule 1.2(b);
(c)    subject to the provisions of Section 7.8, the names "Wolverine" and "Wolverine Joining Technologies, LLC" and any derivations and abbreviations thereof and any names related or substantially similar thereto (other than "Joining Technologies" and "WJT");
(d)    all Books and Records and other files maintained by Seller relating to the Business which Seller is required to retain pursuant to applicable Law;
(e)    all Books and Records of Seller that pertain to its corporate existence or ownership, including all minute books;
(f)    any rights to refunds, rebates or abatements of any taxes with respect to the Purchased Assets that relate to any period ending on or prior to the Closing Date;
(g)    all insurance policies and all rights and benefits thereunder;
(h)    all Employee Benefit Plans (as hereinafter defined);
(i)    the interests in real property, including fixtures (the "Excluded Leased Real Property"), and the lease agreement related thereto set forth on Schedule 1.2(i);
(j)    all Non-Transferable Inventory (as hereinafter defined); and
(k)    all equity interests of Seller in WLVN de Latinoamerica, S. de R.L. de C.V. and WLV Mexico, S. de R.L. de C.V., each a limited liability company organized under the laws of Mexico.
For the avoidance of doubt, the Excluded Assets shall include all assets (tangible or intangible) (i) used in, (ii) held for use in, (iii) or related to Parent's conduct of its business of the manufacture and distribution of copper and copper alloy tubular products, and fabricated products.
Section 1.3    Assumption of Assumed Liabilities. In addition to the payment of the Purchase Price, at the Closing Buyer shall assume and become responsible for the Liabilities set forth in this Section 1.3 (collectively, the "Assumed Liabilities"), which such Assumed Liabilities shall be assigned by Seller and Parent, as the case may be, and assumed by Buyer pursuant to the terms of this Agreement together with the terms of an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the "Assignment and Assumption Agreement"):
(a)    the obligations and Liabilities of the Business that arise, are incurred, or relate to time periods after the Closing;
(b)    the Environmental Liabilities related to the Owned Real Property and the Leased Real Property;
(c)    all Liabilities for Ordinary Course of Business warranty claims with respect to products manufactured or sold by Seller prior to the Closing Date;
(d)    all Liabilities under and pursuant to purchase orders placed in the Ordinary Course of Business;
(e)    all obligations and Liabilities arising out of or related to compliance with the provisions of the ELUR after the Closing; and
(f)    the obligations and Liabilities expressly set forth in Schedule 1.3(f).
Section 1.4    Excluded Liabilities. Other than the Assumed Liabilities, all Liabilities of Seller (the "Excluded Liabilities") shall remain the sole responsibility of Seller and shall be retained, paid, performed and discharged solely by Seller, and Buyer shall have no Liability or responsibility for any Excluded Liabilities. The definition of "Excluded Liabilities" shall include, without limitation:
(a)    any Liability for Taxes to the extent arising from or relating to Seller's activities prior to the Closing Date;
(b)    all indebtedness, capital lease obligations and other financing arrangements, other than those assumed by Buyer pursuant to any Assigned Contract;
(c)    any Liability arising out of or in any way connected with any litigation, action, suit, investigation, indictment, information or arbitration relating to Seller or the Business or the Purchased Assets to the extent arising from or relating to events or omissions prior to the Closing Date, whether or not disclosed to Buyer;
(d)    any Liability arising from or relating to any Excluded Asset;
(e)    any Liabilities incurred by Seller not included in the Assumed Liabilities;

(f)    any Liabilities arising from any breach or default by Seller of an Assigned Contract prior to the Closing Date;
(g)    any Liabilities of Seller incurred in connection with any business or activity of Seller other than the Business;
(h)    except for the Liabilities assumed pursuant to Section 1.3(c), any Liability under an Assigned Contract which arises after the Closing Date, but which arises out of a breach or default that occurred before the Closing Date;
(i)    any Liability under or in connection with (A) the Employee Benefit Plans or relating to payroll, unused vacation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock options, health care plans or benefits, or any other employee plans or benefits of Seller of any kind for Seller's employees or former employees, or both, (B) any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA) or (C) COBRA (as hereinafter defined) with respect to any current, active or former employees of Seller or Parent (and their respective spouses and dependents);
(j)    any Liability under any employment, severance, retention, or termination agreement between Seller and any employee of Seller;
(k)    any Liability arising out of or relating to any employee grievance to the extent arising from or relating to events or omissions prior to the Closing Date, whether or not the affected employees are hired by Buyer;
(l)    any Liability under the Settlement Agreement, dated as of May 25, 2011 (as amended, the "PBGC Settlement Agreement") by and among Seller, the Debtors (as defined in the PBGC Settlement Agreement) and Pension Benefit Guaranty Corporation;
(m)    any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller for work or services performed prior to the Closing Date;
(n)    any Environmental Liability, Environmental Claim or Environmental Loss arising before, on or after the Closing Date that is not related to the Owned Real Property;
(o)    any product liability claims with respect to products manufactured and sold by Seller or any of Seller's Affiliates prior to the Closing Date;
(p)    any Liability arising out of or relating to any contract that is not an Assigned Contract;
(q)    all other Liabilities (other than Assumed Liabilities) related to Seller's past or present operations of the Business, including any Liabilities related to expenses incurred by Seller to complete the transaction contemplated by this Agreement;

(r)    any Liabilities arising out of or related to (i) any failure to comply with the provisions of the RIDEM Settlement Agreement prior to the Closing or (ii) any failure to execute, record, deliver to RIDEM or comply with the provisions of the ELUR or any similar document or instrument to the extent required by the terms of the RIDEM Settlement Agreement prior to the Closing; and
(s)    the Liabilities set forth on Schedule 1.4(s).
ARTICLE II
PURCHASE PRICE, PAYMENT, ADJUSTMENT AND ALLOCATION
Section 2.1    Purchase Price. Buyer agrees to pay to Seller at the Closing (the "Purchase Price") (a) an amount in cash equal to Sixty Million Dollars ($60,000,000) (the "Base Purchase Price"), adjusted by any adjustment pursuant to Section 2.2, (b) minus the Remediation Deduction, if any, and (c) minus the License Cost. Buyer shall retain an amount equal to 10% of the Base Purchase Price (the "Purchase Price Holdback") and deposit such amount into an escrow account (the "Escrow Account") at Closing pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B (the "Escrow Agreement") entered into among Seller, Buyer and an escrow agent agreed upon by Buyer and Seller. Buyer shall pay Seller the Base Purchase Price, minus the Purchase Price Holdback, minus the amounts set forth in a funds flow memorandum substantially in the form attached hereto as Exhibit H, completed as reasonably agreed to by the parties prior to Closing (the "Funds Flow"), by wire transfer of immediately available funds to an account designated by Seller. At the Closing, Buyer will make the payments set forth in the Funds Flow to the recipients of such payments as set forth in the Funds Flow, including those payments required to obtain releases of Encumbrances Securing Seller Indebtedness.
Section 2.2    Post-Closing Purchase Price Adjustment-Working Capital.
(a)    Within five (5) Business Days prior to the Closing Date Seller shall have prepared and delivered to Buyer a good-faith estimate of the Working Capital of the Business as of the Closing Date (such amount, the "Estimated Working Capital"), determined in accordance with GAAP consistently applied in the preparation of the Financial Statements. If the amount of the Estimated Working Capital is less than Eight Million Three Hundred Thousand Dollars ($8,300,000), then the Base Purchase Price payable pursuant to Section 2.1 will be reduced by the amount by which the Estimated Working Capital is less than Eight Million Three Hundred Thousand Dollars ($8,300,000). If the Estimated Working Capital is more than Eight Million Three Hundred Thousand Dollars ($8,300,000), then the Base Purchase Price payable pursuant to Section 2.1 will be increased by the amount by which the Estimated Working Capital exceeds Eight Million Three Hundred Thousand Dollars ($8,300,000).
(b)    Within ninety (90) days after the Closing Date Buyer shall prepare and deliver to Seller Buyer's calculation of the Working Capital of the Business as of the Closing Date (such amount, the "Final Working Capital") prepared in accordance with GAAP consistently applied in the preparation of the Financial Statements, together with a listing of the components thereof and such other related information as Seller may reasonably request (the "Final Working Capital Statement").
(c)    Seller may dispute Buyer's calculation of the Final Working Capital or any element set forth in the Final Working Capital Statement by notifying Buyer in writing, setting forth in reasonable detail the particulars of such disagreement (the "Notice of Objection"), within forty-five (45) days after Seller's receipt of the Final Working Capital Statement. In the event that Seller does not deliver a Notice of Objection to Buyer within forty-five (45) days after Seller's receipt of the Final Working Capital Statement, Seller shall be deemed to have accepted Buyer's calculation of the Final Working Capital set forth in the Final Working Capital Statement. In the event that a Notice of Objection is timely delivered, Buyer and Seller shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other party for a period of fifteen (15) days after the receipt by Buyer of the Notice of Objection, or such longer period as the parties may agree in writing, to resolve any disagreements set forth in the Notice of Objection. If Buyer and Seller are unable to resolve such disagreements within such fifteen-day period and if (x) the items that remain in dispute at the end of such period (the "Unresolved Items") total less than $25,000 in the aggregate, then the Unresolved Items shall be deemed to have been resolved by Seller and Buyer by splitting equally the amount of such Unresolved Items, and the calculations of Final Working Capital shall be finally modified so as to reflect such resolution of the Unresolved Items; or (y) the Unresolved Items total at least $25,000 in the aggregate, then, at any time thereafter, either Seller or Buyer may require that the New York office of an independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller (the "Independent Firm") shall resolve the Unresolved Items. If within ten (10) Business Days after either party requires the referral of any Unresolved Items to an Independent Firm, the parties have not agreed on an Independent Firm or no accounting firm has agreed to act as an Independent Firm, then any dispute, controversy or claim hereunder shall be resolved in accordance with the procedures specified in Section 2.2(e) below. Buyer and Seller shall instruct the Independent Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement and the written presentations by Seller and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Final Working Capital require adjustment; provided, however, that in resolving any Unresolved Item, the Independent Firm (A) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, (B) may not take oral testimony from the parties hereto or any other Person, and (C) shall not consider any facts, changes in GAAP, accounting policies or the application thereof, or any other circumstances that have occurred after the Closing Date. Seller and Buyer shall only be entitled to one written submission each, with no reply submissions permitted. Seller and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Firm. The fees and expenses of the Independent Firm shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, in the event the amount in dispute totals $100,000 and the Independent Firm determines that Buyer is entitled to $51,000, then Seller shall be responsible for fifty-one percent (51%) of the Independent Firm's fees and expenses. The determination of the Independent Firm shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the parties, absent fraud or manifest error.
(d)    If the Final Working Capital is less than the Estimated Working Capital, Seller shall promptly pay (but in no event later than three (3) Business Days after Seller's receipt of the Final Working Capital Statement) the difference to Buyer, in cash by wire transfer to an account designated by Buyer. If the Final Working Capital is more than the Estimated Working Capital, Buyer shall promptly pay (but in no event later than three (3) Business Days after Seller's receipt of the Final Working Capital Statement) the difference to Seller, in cash by wire transfer to an account designated by Seller.
(e)    In the event an Independent Firm is not selected or has not agreed to serve within the ten (10) Business Day period set forth in Section 2.2(c), then the parties agree that any dispute, controversy or claim arising out of or relating to regarding the calculation of the Final Working Capital shall be settled promptly by arbitration conducted in the City of Wilmington, State of Delaware, in accordance with the then applicable rules of the American Arbitration Association before a single arbitrator mutually selected by the parties and, if they cannot promptly so agree, before a panel of three (3) arbitrators. If the panel contemplated by the previous sentence is necessary, one arbitrator shall be appointed by each of Buyer and Seller and the arbitrators appointed by such parties shall appoint a third arbitrator. The party who loses the dispute, controversy or claim brought before arbitration, as determined by the arbitrator or arbitrators, shall pay the fees and costs of all of the arbitrators. It is the intention of the parties that the arbitrators be selected from the American Arbitration Association in accordance with its rules. In making determinations hereunder, the rules of the American Arbitration Association and the Laws of the State of Delaware shall govern. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on all parties and judgment upon the award entered by a majority of the arbitrators may be entered in any court having jurisdiction in accordance herewith or otherwise.
Section 2.3    Inventory Adjustment.
(a)    Within five (5) Business Days prior to the Closing Seller shall conduct an inventory volume balance count of each of the Product Lines and deliver to Buyer as soon as practicable after the Closing a written statement (the "Closing Inventory Statement") setting forth the inventory volume balance of each of the Product Lines as of a date that is not more than five (5) Business Days prior to the Closing Date (the "Closing Inventory").  Buyer shall have the right to observe the inventory volume balance count at the facilities of the Business or at any other locations where the Product Lines are stored.
(b)    If the volume balance of the Closing Inventory for any Product Line as reflected on the Closing Inventory Statement is less than the Target Inventory for such Product Line, then Seller shall deliver to Buyer a volume amount of the applicable Product Line equal to such shortfall within fourteen (14) days after delivery of the Closing Inventory Statement. If the volume balance of the Closing Inventory as reflected on the Closing Inventory Statement for any Product Line is more than the Target Inventory for such Product Line, then

Buyer shall deliver to Seller a volume amount of the applicable Product Line equal to such excess within fourteen (14) days after delivery of the Closing Inventory Statement.
Section 2.4    Transfer Taxes. Buyer shall be responsible for and shall pay all federal, state, municipal, county or foreign sales Taxes, goods and services Taxes, and all other Taxes, duties or other like charges payable upon and in connection with the conveyance and transfer of the Purchased Assets.
Section 2.5    Allocation of Purchase Price. As soon as practicable, but not more than ninety (90) days after the Closing Date, Buyer will propose to Seller an allocation of the Purchase Price to the Purchased Assets (the "Allocation"), and as soon as practicable, but not more than sixty (60) Business Days after the Closing Date, Buyer and Seller will attempt to agree upon such Allocation. If they reach such agreement, Buyer and Seller will cooperate in the preparation of Form 8594 and will file such form with the IRS within the time and in the manner required by the instructions thereto and related provisions of the Code and regulations promulgated thereunder. If they reach such agreement, Buyer and Seller further agree that they will report the Tax consequences of the purchase and sale hereunder in a manner consistent with the Allocation and that they will not take any position inconsistent therewith in connection with the filing of any Tax Return or report. If, however, Buyer and Seller cannot in good faith resolve any differences with respect to the Allocation, Buyer and Seller will share equally in the costs of a mutually agreeable accounting firm to finalize the Allocation.
ARTICLE III
CLOSING
Section 3.1    Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely via the wire transfer of immediately available funds and electronic exchange of documents and signatures on a date mutually agreed to by the parties that is not more than ten (10) Business Days following the satisfaction or waiver of the conditions set forth in Article VI hereof (the "Closing Date"). The Closing shall be deemed to have been effective as at 12:01 a.m. Eastern Time on the Closing Date and, from and after Closing, the term "Closing Date" shall mean that time.
Section 3.2    Closing Deliverables of Seller and Parent. At the Closing, Seller and Parent, as applicable, shall deliver to Buyer (or cause to be delivered):
(a)    a counterpart to the bill of sale for the Purchased Assets in substantially the form attached hereto as Exhibit C (the "Bill of Sale"), duly executed on behalf of Seller;
(b)    a counterpart to the Assignment and Assumption Agreement, duly executed on behalf of Seller;

(c)    a counterpart to the intellectual property assignment agreements in substantially the form attached hereto as Exhibit D (the "Intellectual Property Assignments"), duly executed on behalf of Seller;
(d)    a general warranty deed with respect to each parcel of Owned Real Property, duly executed by Seller;
(e)    a certificate from the corporate secretary of each of Seller and Parent, certifying as to: (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of Seller and Parent, respectively, approving the transactions contemplated by this Agreement, and (ii) the incumbency of each individual signing this Agreement or any of the documents required by this Agreement to be signed by Seller or Parent, as applicable;
(f)    certificates from the Secretary of State of the State of Delaware, dated as of a recent date prior to Closing, certifying as to Seller's and Parent’s good standing in the State of Delaware as of such date;
(g)    a counterpart to the Site Access Agreement, duly executed on behalf of Seller;
(h)    a counterpart to the Escrow Agreement, duly executed on behalf of Seller;
(i)    a counterpart to the Transition Services Agreement, duly executed on behalf of Seller;
(j)    payoff letters or appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer to terminate and release all security interests and Encumbrances Securing the Seller Indebtedness related thereto solely to the extent and limited to that portion of assets constituting the Purchased Assets;
(k)    an Environmental Land Usage Restriction in substantially the form attached hereto as Exhibit G (the "ELUR") duly executed by Seller;
(l)    evidence that all material consents that are required in connection with the consummation of the transactions contemplated by this Agreement and set forth on Schedule 3.2(l) (other than governmental approvals) (the "Material Consents") have been obtained; and
(m)    the certificate required by Section 6.1(c).
Section 3.3    Closing Deliverables of Buyer. At the Closing, Buyer shall deliver to Seller:

(a)    the Purchase Price set forth in and payable in accordance with Section 2.1 (as may be adjusted pursuant to Section 2.2);
(b)    a counterpart to the Bill of Sale, duly executed on behalf of Buyer;
(c)    a counterpart to the Assignment and Assumption Agreement, duly executed on behalf of Buyer;
(d)    a counterpart to the Intellectual Property Assignments, duly executed on behalf of Buyer;
(e)    a certificate from the corporate secretary of Buyer, certifying as to: (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of Buyer, approving the transactions contemplated by this Agreement, and (ii) the incumbency of each individual signing this Agreement or any of the documents required by this Agreement to be signed by Buyer;
(f)    a certificate from the Secretary of State of the State of Delaware, dated as of a recent date prior to Closing, certifying as to Buyer's good standing in the State of Delaware as of the date thereof;
(g)    a counterpart to the Escrow Agreement, duly executed on behalf of Buyer;
(h)    a counterpart to the Site Access Agreement, duly executed on behalf of Buyer;
(i)    a counterpart to the Transition Services Agreement, duly executed on behalf of Buyer; and
(j)    the certificate required by Section 6.2(c).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
Seller and Parent hereby represent and warrant to Buyer that, except as set forth in the disclosure schedules attached to this Agreement, the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and shall survive the Closing to the extent provided herein.
Section 4.1    Due Organization, Good Standing and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets as now owned, leased, or operated by it. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets as now owned, leased, or operated by it. Except as set forth on Schedule 4.1, Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary.
Section 4.2    Authority of Seller and Parent.
(a)    Seller has the limited liability company power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the "Seller Documents") and to carry out the transactions contemplated hereby and the entering into of the Seller Documents and the transactions contemplated therein have been duly authorized and approved. Once executed, the Seller Documents shall be valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms. None of the execution, delivery or performance of any Seller Document, nor the consummation by the Seller of the transactions contemplated by any Seller Document, nor compliance with any of the provisions of any Seller Document will (i) violate, or result in the violation of, the certificate of formation, operating agreement or other organizational documents or any resolutions adopted by the member, board of managers or other governing body, as applicable, of Seller, (ii) violate any Law, in each case applicable to Seller, the Business or the Purchased Assets, or (iii) except as may be set forth on Schedule 4.2(a)(iii),with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default, or give rise to any termination or right of termination, or require any consent under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset pursuant to, any contract, agreement or Permit to which Seller is a party or by which Seller or its assets may be bound or affected.
(b)    Subject to approval of this Agreement and the transactions contemplated thereby by a majority of the stockholders of Parent, Parent has the corporate power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the "Parent Documents") and to carry out the transactions contemplated hereby and the entering into of the Parent Documents and the transactions contemplated therein have been duly authorized and approved. Once executed, the Parent Documents shall be valid and binding agreements of Parent, enforceable against Parent in accordance with their respective terms. None of the execution, delivery or performance of any Parent Document, nor the consummation by Parent of the transactions contemplated by any Parent Document, nor compliance with any of the provisions of any Parent Document will (i) violate, or result in the violation of, the certificate of formation, operating agreement or other organizational documents or any resolutions adopted by the shareholders, board of directors or other governing body, as applicable, of Parent, (ii) violate any Law, in each case applicable to Parent, the Business or the Purchased Assets, or (iii) except as may be set forth on Schedule 4.2(b)(iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default, or give rise to any termination or right of termination, or require any consent under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset pursuant to, any contract, agreement or Permit to which Parent is a party or by which Parent or its assets may be bound or affected.
Section 4.3    Encumbrances and Good Title. Seller or Parent, as the case may be, has good and marketable title to all of the Purchased Assets owned by it and not constituting Real Property (which is addressed in Sections 4.11 and 4.12) and all of the Purchased Assets not constituting Real Property are free and clear of all Encumbrances other than the Encumbrances securing Seller Indebtedness set forth on Schedule 4.3 (the "Encumbrances Securing Seller Indebtedness"), each of which, solely to the extent and limited to that portion of assets constituting the Purchased Assets, shall be terminated and released contemporaneously with the Closing, and Permitted Encumbrances. All of the Purchased Assets will be conveyed at Closing to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.
Section 4.4    Financial Statements. Schedule 4.4 contains true, correct and complete copies of the following financial statements (collectively, the "Financial Statements"): (i) the unaudited consolidated balance sheets of the Business as of December 31, 2010, December 31, 2011, and December 31, 2012 and the related unaudited consolidated statements of income for the fiscal years then ended; (ii) the unaudited consolidated balance sheet of the Business as of March 31, 2013 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income for the two months then ended (the "Interim Financials"). The Financial Statements, the Interim Balance Sheet and the Interim Financials have been prepared in accordance with the books and records of the Business and fairly present in all material respects the financial position of the Business at the respective dates thereof, and the results of its operations and cash flow activity for the periods referred to therein, in accordance with GAAP consistently applied across such periods (subject to the absence of footnotes).
Section 4.5    Recent Developments. Since December 31, 2012, there has not been, and no fact or condition exists in or with respect to the Purchased Assets, the Business or the Assumed Liabilities that could reasonably be expected to have a Material Adverse Effect with respect to Seller.
Section 4.6    Litigation. Other than with respect to the pending or threatened matters set forth on Schedule 4.14(d), there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration, investigation, charges, or any administrative or other proceeding (other than actions conducted in the ordinary course of business by and with the patent and trademark authorities in the jurisdictions in which the Parent or Seller have such patents or trademarks or applications for such patents or trademarks pending), pending or threatened in writing, by or before any governmental, quasi-governmental authority or other instrumentality or agency (including any judicial or arbitral authority), pending or threatened against or affecting Seller with regard to the Purchased Assets, the Business or the Assumed Liabilities. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to (i) the Purchased Assets, (ii) the Assumed Liabilities, (iii) the Business, or (iv) the transactions contemplated by this Agreement.

Section 4.7    Taxes. Except as reserved in the Financial Statements, no material Taxes of any kind related to the Business are in arrears or dispute. Seller has duly and timely filed all Tax Returns required by any Governmental Entity to be filed with respect to the Business and the Purchased Assets and such Tax Returns are true and correct in all material respects. There are no Taxes due and unpaid which would result in a lien on the Purchased Assets, or which would otherwise impair the use, operation or ownership of the Purchased Assets by Buyer after the Closing Date. Seller has not received any written notice of any existing or pending assessment of the Owned Real Property.
Section 4.8    Compliance with Laws Other than Environmental Laws. Seller's operation of the Business is in compliance in all material respects with all applicable Laws. Schedule 4.8(a) sets forth any instances since January 1, 2008 in which Seller's operation of the Business, to Seller's Knowledge, has not been in compliance in all material respects with all applicable Laws. Seller has not received any written notice from any governmental or regulatory authority of a violation of Law by Seller or affecting the Purchased Assets or the Business. Schedule 4.8(b) sets forth all material licenses, permits, franchises, concessions, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for or used in the conduct of the Business (other than Environmental Permits) (collectively "Permits"). All such Permits are in full force and effect. Seller is in compliance in all material respects with all such Permits. Seller has not received any notice of non-renewal of any material Permit required for or used in the operation of the Business.
Section 4.9    Environmental Matters.
(a)    Seller has provided Buyer with a true and complete copy of the Phase I Report.
(b)    Except as set forth in the Phase I Report or on Schedule 4.9(b):
(i)    Seller has not received a written notice from any Governmental Entity that the Real Property has been listed, or is proposed for listing, on any listing of hazardous waste sites maintained by any Governmental Entity;
(ii)    Seller's operation of the Business and the Purchased Assets is, and has been for the preceding five (5) years, in material compliance with (A) the Environmental Permits listed on Schedule 4.9(b)(vi); and (B) applicable Environmental Laws;
(iii)    Seller has neither received written notification from any Governmental Entity, nor does Seller have Knowledge, that any Environmental Permit is under review by any Governmental Entity or may be modified, suspended, reissued, revoked or not renewed;
(iv)    Within the preceding five (5) years, Seller has not received any written request for information (excluding routine information or compliance reports that are not in response to any assertion of violations of Laws or liability under Environmental Law), order, notice of a violation of or assertion of liability with respect to any Environmental Law or

Environmental Permit relating to the operation of the Business or condition of the Purchased Assets or written notice of any other Environmental Loss or Environmental Claim, nor to Seller's Knowledge is any such claim, order or notice forthcoming or threatened;
(v)    Within the preceding five (5) years, Seller has not received any written or, to Seller's Knowledge, oral order, notice of liability, request for information, or assertion of liability or noncompliance with respect to the RIDEM Settlement Agreement; and
(vi)    Schedule 4.9(b)(vi) lists all material Environmental Permits currently issued to Seller or required to be held by Seller and necessary for the operation of the Business or the Purchased Assets, as operated by Seller as of the Closing Date.
(c)    In and of itself, neither the recording of the ELUR pursuant to Section 7.14, any matter disclosed in the Phase II Report, nor the presence of any soil, air, groundwater or surface water contamination in, on, under or about the Owned Real Property shall constitute a breach or violation of the representations or warranties set forth in Section 4.9(b)(ii).
Section 4.10    Contracts. Schedule 4.10 sets forth a complete and accurate list of all Assigned Contracts (including open purchase orders), in each case that: (a) are related to the Business as presently conducted, (b) require payments by or to Seller or Parent of more than One Hundred Fifty Thousand Dollars ($150,000) annually, and (c) constitute Purchased Assets or Assumed Liabilities. The Assigned Contracts set forth on Schedule 4.10 and the Assigned Contracts set forth on Schedule 1.1(f) shall collectively be referred to herein as the "Listed Assigned Contracts." Seller has delivered to Buyer true and complete copies of all written Listed Assigned Contracts and true and complete written descriptions of any oral Listed Assigned Contracts. All of the Listed Assigned Contracts are valid and binding upon Seller or Parent, as the case may be, in accordance with their terms and Seller or Parent, as the case may be, has performed in all material respects all contractual obligations required to be performed by it to date and is not in material default under any Listed Assigned Contracts and has not taken any action which constitutes or with notice or the lapse of time or both would constitute a default under any Listed Assigned Contract. To Seller's Knowledge, no other party to any Listed Assigned Contract is in material default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or the lapse of time or both would constitute a material breach thereof. None of the obligations or Liabilities of Seller arising in connection with the Business is guaranteed by, or subject to, a similar contingent Liability of any other Person, other than Parent. Neither Seller nor Parent has received written or, to Seller's Knowledge, oral notice of termination or breach from any counterparties to any of the Listed Assigned Contracts.
Section 4.11    Owned Real Property. Schedule 1.1(k) sets forth a list of all Owned Real Property of Seller. Seller owns the Owned Real Property in fee simple, free and clear of all Encumbrances other than the Encumbrances Securing Seller Indebtedness, each of which shall be terminated and released contemporaneously with Closing, and Permitted Real Property Encumbrances, if any. The Owned Real Property will be conveyed at Closing to Buyer free and clear of all Encumbrances other than Permitted Real Property Encumbrances. For purposes hereof, the term "Permitted Real Property Encumbrances" shall mean:
(a)    Statutory Encumbrances for current Taxes or other charges imposed by a Governmental Entity with respect to the Owned Real Property not yet due and payable or the amount of validity of which is being contested in good faith by appropriate proceedings by Seller;
(b)    Landlord's liens, or mechanics', carriers', workers', repairers' and similar Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not delinquent;
(c)    Zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property;
(d)    Covenants, conditions, restrictions, easements and other similar matters affecting title to the Owned Real Property that do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the Business as conducted or impair the ability to sell any such Owned Real Property for such use; and
(e)    Matters that would be disclosed by a survey which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the Business
Section 4.12    Leased Real Property.
(a)    Schedule 1.1(l) lists the Lease included in the Purchased Assets. The Lease is in full force and effect and is valid and enforceable in accordance with its terms. The Lease is assignable by Seller to Buyer without the consent of any other Person, except as set forth on Schedule 4.12.
(b)    Seller has not received written notice of any continuing default under the Lease by Seller and, to the Knowledge of Seller, there has not occurred any material default thereunder by any other party thereto.
(c)    Seller has provided Buyer with a complete, true and correct copy of the Lease, together with any amendments or modifications thereto. Seller has not made any previous assignment, transfer or other disposition of all or any part of its interest in the Lease and there are no Encumbrances (other than Permitted Encumbrances) covering the Lease that will survive the Closing.
(d)    There are no written or, to the Knowledge of Seller, oral agreements pursuant to which any Person other than Seller has any legal right to possession of the Leased Real Property.

Section 4.13    Personal Property; Inventory. Except for the license agreements referenced in Section 7.2(c), the Purchased Assets are all the assets used for the conduct of the Business (except for the Excluded Assets) as conducted by Seller on the date hereof. All items of Seller's inventory and related supplies (including raw materials, works-in-process and finished goods) that are included in the Purchased Assets are, except as reserved for on the Financial Statements, not obsolete, slow moving or below standard quality and are valued at standard cost in accordance with GAAP as consistently applied by Seller.
Section 4.14    Intellectual Property.
(a)    All Intellectual Property used in the Business is owned by Seller or Parent (the "Owned Intellectual Property") or is used by Seller or Parent pursuant to a valid license (the "Licensed Intellectual Property"). Seller or Parent, as applicable, has taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.
(b)    Schedule 4.14(b) sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property. Except as otherwise indicated on Schedule 4.14(b), all of the registrations, issuances and applications set forth on Schedule 4.14(b) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Immediately after the Closing, Buyer will own and possess all of Seller's or Parent's right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances or the IP Licenses set forth on Schedule 4.14(c).
(c)    Schedule 4.14(c) sets forth a true, correct and complete list of all material contracts (i) pursuant to which Seller uses any Licensed Intellectual Property, other than "shrinkwrap" agreements, "clickwrap" agreements or similar standard commercially available agreements, or (ii) pursuant to which Seller has granted to a third party any right in or to any Owned Intellectual Property (collectively, the "IP Licenses"). Prior to the date hereof, Buyer has been supplied with, or has been given access to, a true, correct and complete: (i) copy of each written IP License, or (ii) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. Each IP License is a legal, valid and binding obligation of the Seller, is in full force and effect and is enforceable against Seller and, to the Knowledge of Seller, the other parties thereto. Seller is not in material breach, violation or default under any IP License and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by Seller, or, to the Knowledge of Seller, the other parties thereto.
(d)    Except as set forth in Schedule 4.14(d), to the Knowledge of Seller, the conduct of the Business does not infringe or otherwise violate any intellectual property or other proprietary rights of any other Person, and there is no action pending (other than actions conducted in the ordinary course of business by and with the patent and trademark authorities in the jurisdictions in which the Parent or Seller have such patents or trademarks or applications for such patents or trademarks pending) or, to the Knowledge of Seller, threatened alleging any such infringement or violation or challenging Seller's rights in or to any Owned Intellectual Property or Licensed Intellectual Property and, to the Knowledge of Seller, there is no existing fact or circumstance that would reasonably be expected to give rise to any such action. Except as set forth in Schedule 4.14(d), to the Knowledge of Seller, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of Seller in any Licensed Intellectual Property.
(e)    The Intellectual Property is sufficient for Buyer to carry on the Business from and after the Closing as presently carried on by Seller, consistent with the past practice of Seller with respect to the Business.
(f)    To Seller's Knowledge, all software material to the Business: (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.
(g)    To Seller's Knowledge, Seller is in material compliance with all applicable Laws regarding the collection, use and protection of personally identifiable information ("Personal Information"), and no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by Seller. Seller has security measures in place to protect Personal Information stored in its computer systems from unlawful use by any third party. No actions are pending or, to the Knowledge of Seller, threatened against Seller relating to the collection or use of Personal Information.
(h)    Seller has used commercially reasonable practices to prosecute all patent applications it has filed. To the Knowledge of Seller, all prior art material to the patentability of the claims in any issued or applied for patents of Seller is cited in the respective issued patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto. Seller has provided Buyer with copies of all filings regarding the Intellectual Property made within the four (4) months prior to the date hereof. Seller has provided Buyer with a listing of all opposition or similar deadlines and all filings that must or may be made regarding the Intellectual Property for the ninety (90) days following the date hereof.
Section 4.15    Employee Benefit Plans.
(a)    Schedule 4.15(a) contains a true and complete list of each benefit and compensation plan, contract, policy or arrangement, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, each pension, profit sharing, savings, retirement, deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based, incentive, equity or equity related, bonus, short or long term disability, vacation and severance plan or arrangement, and each employment, retention, collective bargaining, severance and change-in-

control agreement or arrangement, and each other employee benefit plan, policy or arrangement whether or not subject to ERISA, whether oral or written, that cover a current or former Business Employee and are sponsored, maintained, or contributed to by Seller which could reasonably be expected to result in a Liability to Buyer (collectively, an "Employee Benefit Plan"); provided that "Employee Benefit Plan" shall not include any "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA. Schedule 4.15 separately lists each multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) to which Seller or an ERISA Affiliate has an obligation to contribute, and that covers any Business Employee, which could reasonably be expected to result in a Liability to Buyer. Seller has made available a copy or a summary of each Employee Benefit Plan to Buyer. Except as otherwise provided on Schedule 4.15:
(i)    each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code; and
(ii)    none of the Employee Benefit Plans is subject to Title IV of ERISA, and neither Seller nor an ERISA Affiliate has incurred any Liability under Title IV of ERISA (other than Liability for PBGC premiums) that has not been satisfied in full, and to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to such Liability to Buyer.
(b)    None of the Employee Benefit Plans provides for medical or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state or local law.
(c)    Except as set forth on Schedule 4.15(c), neither Seller nor any ERISA Affiliate has any Liability or other obligation in connection with any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) that could or would result in Liability to Buyer.
(d)    In connection with this Agreement or any transaction contemplated by this Agreement, Buyer will not constitute or be deemed to constitute a successor employer or have any successor related Liability or other obligation in connection with any Employee Benefit Plan or any multiemployer plan (as defined under Section 3(37) or 4001(a)(3) of ERISA).
(e)    Neither this Agreement nor any of the transactions contemplated by this Agreement will give rise to any withdrawal, partial withdrawal or other Liability or obligation in connection with any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA).
Section 4.16    Warranties. Except for returns of products made in the Ordinary Course of Business, Seller has not received in the past three (3) years any written claim or claims for or alleging that: (a) Seller has committed any act, (b) there has been an omission, or (c) there has been an occurrence, in each case which would give rise or which would result in, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller in an amount in excess of $25,000, individually or in the aggregate, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.
Section 4.17    Employees.
(a)    Schedule 4.17(a) sets forth the title, date of hire and total annual compensation (measured for the last twelve full calendar months or annualized if for a period of less than twelve full calendar months) of each: (i) Business Employee, and (ii) consultant or agent of Seller employed with respect to the Business with annual salary or compensation in excess of $50,000. Seller has not made a commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any such person, except increases occurring in the Ordinary Course of Business or as required by existing employment agreements or plans and changes required by applicable Law. To Seller's Knowledge, none of the persons listed on Schedule 4.17(a) has communicated to Seller or to any of Seller's officers or directors that such person intends to cancel or otherwise terminate such person's employment as a result of the consummation of the transactions contemplated hereby.
(b)    Except as set forth on Schedule 4.17(b), with respect to the Business Employees, Seller is not a party to or bound by any contract with, or commitment to, any employee labor union or employee association, and Seller has not conducted negotiations with respect to such future contracts or commitments and there has not been, and there are no current or threatened attempts to organize or establish a labor union or employee association with respect to the Business.
(c)    Buyer will not incur any Liability under the Worker Adjustment and Retraining Notification Act ("WARN") if, during the 90-day period following the Closing, only terminations of employment in the normal course of operations occur. Schedule 4.17(c) contains a list of all employees or former employees of the Seller who have suffered an "employment loss" (as defined in the regulations promulgated pursuant to WARN) during the 90-day period preceding the Closing at each "single site of employment" (as defined in the regulations promulgated pursuant to WARN) included in the Business, and the date of such employment loss and applicable site of employment for each such person.
Section 4.18    Broker's or Finder's Fees. Except as set forth on Schedule 4.18, no agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate thereof, in connection with any of the transactions contemplated herein.
Section 4.19    Customers, Distributors and Suppliers. Schedule 4.19 sets forth a complete and accurate list of the names and addresses of Seller's (a) ten (10) largest customers for the period from January 1, 2012 through December 31, 2012, showing the total sales in dollars by Seller to each such customer during such period; and (b) Seller's ten (10) largest suppliers for the period from January 1, 2012 through December 31, 2012, showing the total purchases in dollars by Seller from each such supplier during such period. Except as set forth on Schedule 4.19, Seller has not been notified, in writing or orally, by any customer or supplier on

Schedule 4.19 during the past twelve months that such customer or supplier intends to materially reduce its purchases or the availability of its supplies to Seller.
Section 4.20    Accounts Receivable, Accounts Payable and Accrued Liabilities. All accounts receivable, accounts payable and accrued liabilities have been generated by the Business in the Ordinary Course of Business by Seller, are subject to the applicable reserves set forth in the Financial Statements and are free and clear of any and all Encumbrances other than Encumbrances Securing Seller Indebtedness, each of which shall be terminated and released contemporaneously with the Closing, and Permitted Encumbrances. All accounts receivable that are included in the Purchased Assets represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and arose out of bona fide, arms-length transactions for the sale of goods or performance of services. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an account receivable relating to the amount or validity of such account receivable as of the date of the Financial Statements.
Section 4.21    Adequacy of Assets. Except for the license agreements referenced in Section 7.2(c), the Purchased Assets: (a) constitute all of the assets necessary from and after the Closing Date to conduct the Business in substantially the same manner as currently conducted, and (b) will permit Buyer to operate the Business, in all material respects, immediately following the Closing as it is currently conducted.
Section 4.22    No Material Undisclosed Liabilities. There are no material liabilities or obligations of Seller of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued or reserved against on the Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since December 31, 2011, (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with GAAP, (iii) liabilities of $1,000 or less, or (iv) liabilities set forth on Schedule 4.22.
ARTICLE V
REPRESENTATIONS OF BUYER
Each of H&H and Acquisition Sub makes the following representations and warranties to Seller, each of which is true, correct and correct on the date hereof and shall survive the Closing to the extent provided herein.
Section 5.1    Existence and Good Standing of Buyer. H&H is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.2    Authority of Buyer. Each of H&H and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the "Buyer Documents") and to carry out the transactions contemplated hereby, and the entering into of the Buyer Documents and the transactions contemplated therein have been duly authorized and approved. Once executed, the Buyer Documents shall be valid and binding agreements of each of H&H and Acquisition Sub, enforceable against each of H&H and Acquisition Sub in accordance with their respective terms. No consent, authorization or approval of, or declaration, filing or registration with, any Governmental Entity, or any consent, authorization or approval of any other third party, is necessary in order to enable H&H or Acquisition Sub to enter into and perform its obligations under the Buyer Documents, except as may be set forth on Schedule 5.2.
Section 5.3    Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate thereof in connection with any of the transactions contemplated herein.
Section 5.4    Financial Capability. Buyer will have at the Closing: (a) all immediately available funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement and each of the Buyer Documents to which it is a party, and (b) all the resources and capabilities (financial and otherwise) to perform its obligations hereunder and under each of the Buyer Documents. Neither of H&H nor Acquisition Sub has undertaken any act or omission of any kind, or is contemplating or aware of any act or omission of any kind, in either case which would impair or delay the ability of H&H and Acquisition Sub to consummate the transactions contemplated by, or perform its obligations under, the Buyer Documents. Each of H&H and Buyer acknowledges that its obligations under this Agreement and the Buyer Documents, including its obligation to pay the Purchase Price, are not conditioned upon or subject to the availability of funds to H&H and Acquisition Sub.
Section 5.5    Investigation by Buyer. In entering into this Agreement, neither of H&H nor Acquisition Sub has relied upon any representations or warranties other than the representations and warranties of Seller expressly set forth in Article IV and the Seller Documents. Each of H&H and Acquisition Sub acknowledges that no other representations and warranties of Seller or its Affiliates or representatives (other than those set forth in Article IV and the Seller Documents) are required by or being relied upon by either of H&H or Acquisition Sub or being provided by Seller or its Affiliates for each of H&H and Acquisition Sub to enter into this Agreement. Without limiting the generality of the foregoing, neither Seller nor its Affiliates is making any representation or warranty with respect to (a) any information, documents or materials made available to H&H and Acquisition Sub in the "data room" created for purposes of the sale of the Purchased Assets (the "Data Room"), any management presentations or offering memoranda in connection with the transactions contemplated hereby, or (b) any financial projections, estimates or forecasts related to the Business. With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of Seller or its Affiliates, each of H&H and Acquisition Sub acknowledges that: (a) there are uncertainties inherent in attempting to make projections, estimates or forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its evaluation of the adequacy and accuracy of all such projections, estimates and forecasts so furnished to it, including the reasonableness of the assumptions underlying such projections, estimates or forecasts, and (d) except in the case of fraud or intentional misrepresentation, it shall make no claim against Seller (or any of its directors, officers, employees, advisors, managers, agents, partners, stockholders, members, consultants, investment bankers, brokers, representatives or Affiliates of Seller) or any other Person with respect thereto.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PARTIES
Section 6.1    Conditions to Buyer's Obligations. The obligations of Buyer at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Buyer):
(a)    the representations and warranties of each of Seller and Parent made in Article IV (considered collectively) and each of such representations and warranties (considered individually) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent such representations and warranties are qualified by terms such as "materiality", "Material Adverse Effect," "Material Adverse Change" or words of similar import, in which case such representations and warranties shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date);
(b)    Seller or Parent, as the case may be, shall have performed, satisfied or complied in all respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Seller or Parent by the time of the Closing;
(c)    Seller shall have delivered to Buyer a certificate of Seller and Parent, dated the Closing Date and signed by authorized officers of Seller and Parent, as to the satisfaction of the conditions specified in Sections 6.1(a) and (b);
(d)    no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any legal requirement or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
(e)    Buyer shall have received copies of payoff letters or release letters or other confirmation reasonably satisfactory to Buyer that the Encumbrances (other than Permitted Encumbrances and Permitted Real Property Encumbrances) encumbering any of the Purchased Assets, as set forth on Schedule 6.1(e), when duly recorded or filed, will cause such Encumbrances to be terminated and released;
(f)    all Material Consents shall have been obtained, and Buyer shall have received reasonably acceptable evidence thereof;

(g)    Buyer shall have received the certificates, agreements and other documents contemplated to be delivered, or to be caused to be delivered, by Seller and Parent to Buyer pursuant to Section 3.2;
(h)    the employment agreements listed on Schedule 6.1(h) shall not have been revoked, terminated or repudiated by the party to each such agreement and shall continue in full force and effect; and
(i)    the Non-Competition Agreements listed on Schedule 6.1(i) shall not have been revoked, terminated or repudiated by the party to each such agreement and shall continue in full force and effect.
Section 6.2    Conditions to Seller's Obligations. The obligations of Seller at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Seller):
(a)    the representations and warranties of each of H&H and Acquisition Sub made in Article V (considered collectively) and each of such representations and warranties (considered individually) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), except to the extent such representations and warranties are qualified by terms such as "materiality", "Material Adverse Effect," "Material Adverse Change" or words of similar import, in which case such representations and warranties shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date);
(b)    Buyer shall have performed, satisfied or complied in all respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Buyer by the time of the Closing;
(c)    Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date and signed by an authorized officer of Buyer, as to the satisfaction of the conditions specified in Sections 6.2(a) and (b);
(d)    no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any legal requirement or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and
(e)    Seller shall have received the certificates, agreements and other documents contemplated to be delivered by Buyer to Seller pursuant to Section 3.3.

ARTICLE VII
COVENANTS OF SELLER AND BUYER
Seller on the one hand, and Buyer on the other hand, as applicable, hereby covenant as follows:
Section 7.1    Employee Matters.
(a)    At least five (5) Business Days prior to the Closing Date, Buyer shall make an offer of employment commencing as of the Closing Date to each Business Employee (including any such employee of the Business who is absent due to vacation, holiday, illness leave of absence or disability), except the Business Employees set forth on Schedule 7.1(a), in the same job or position and location as in effect immediately prior to the Closing Date. Each such Business Employee who accepts such an offer of employment shall become an employee of Buyer on the Closing Date and is referred to as a "Transferred Employee". For a period ending no earlier than December 31, 2013, Buyer shall provide each Transferred Employee with (i) a salary or wage level comparable to the salary or wage level to which they were entitled immediately prior to the Closing Date and (ii) benefits, perquisites and other terms and conditions of employment that are comparable to the benefits, perquisites and other terms and conditions that Buyer provides to similarly situated employees.
(b)    Buyer shall have in effect for at least one year following the Closing Date severance practices that are no less favorable than such practices and policies in effect with respect to Transferred Employees immediately prior to the date hereof and set forth on Schedule 7.1(b).
(c)    Buyer shall use commercially reasonable efforts to cause periods of employment with Seller to be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits (including severance) of any employee under all employee benefit plans offered by Buyer to the Transferred Employees, including any vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding for purposes of any defined benefit pension plan). To the extent permitted under applicable law and Buyer's current employee benefit plans, Buyer shall use commercially reasonable efforts to (i) waive any limitation on medical coverage of Transferred Employees due to pre-existing conditions under the applicable medical plan of Buyer to the extent such Transferred Employees are currently covered under a medical employee benefit plan of Seller and (ii) credit each Transferred Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of Seller prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer for such year.
(d)    Nothing in this Agreement, express or implied, and no transaction contemplated by this Agreement, shall (i) confer upon any Transferred Employee any right to continued employment for any period or terms of employment, for any nature whatsoever or to be considered as other than an at-will employee or (ii) prevent or restrict Buyer from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or connected with any transaction contemplated by or connected with this Agreement (i) shall be or considered to be an employee benefit plan or similar arrangement, or an amendment, term or provision of an employee benefit plan or similar arrangement, or (ii) shall create or be deemed to create any third party or other right on the part of any employee or other worker, or anyone claiming by or through any employee or other worker.
(e)    Seller shall be solely responsible for any and all Liability and obligations to any and all current, active and former employees of Seller (and their respective spouses and dependents) arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") before, on or after the Closing Date with respect to all "M&A qualified beneficiaries" (as defined in Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement whose COBRA "qualifying event" (as defined in Code Section 4980B(f)) occurs before, on or after the Closing Date, and for any and all Liability and other obligations arising under COBRA or any other similar applicable law with respect to any and all current, active and former employees of Seller (and their respective spouses and dependents). Seller shall indemnify and hold harmless Buyer and its respective Affiliates from any and all direct and indirect Liability and other obligations as or in relation to a "successor employer" under COBRA (or applicable Treasury Regulations) or under or in relation to any Employee Benefit Plan, group health plan (as defined under Code Section 4980B(g)), multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), in each case, in connection with this Agreement or any of the transactions contemplated by this Agreement of any Affiliate of Seller.
Section 7.2    Consents; Approvals; Cooperation; Release of Encumbrances.
(a)    Seller shall use its best efforts, not including the payment of money or other consideration (except with respect to the License Cost), to obtain all Material Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder, unless such consent has been obtained. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller and Buyer will cooperate, in all reasonable respects, to obtain such consent as soon as practicable and, until such consent is obtained, to provide to Buyer the benefits under any Assigned Contract to which such consent relates (with Buyer responsible for all the Liabilities thereunder). In particular, in the event that any such consent is not obtained prior to Closing, then Buyer and Seller, at the sole cost and expense of Seller, shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such consent and assigning such Assigned Contract, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder.
(b)    Seller shall cause all Encumbrances (other than Permitted Encumbrances) on or affecting any of the Purchased Assets to be terminated and released simultaneously with or prior to the Closing
(c)    Seller shall (i) negotiate with Microsoft Corporation to obtain the license agreements described on Schedule 7.2(c) in favor of Buyer and (ii) cause J.D. Edwards World Solutions Company to assign to Buyer license agreements for forty-five (45) concurrent users, which concurrent licenses are valid for use on each of J.D. Edwards World Software and J.D. Edwards One World Xe Software and pay the cost of maintenance fees for such licenses for a period of one (1) year from the Closing Date, in order to enable Buyer to operate the information technology systems of the Business consistent with past practice. Seller shall reimburse Buyer for the cost of the licenses described on Schedule 7.2(c) and an AS400 server related to such licenses (the "License Cost") up to a maximum of Five Hundred Thousand Dollars ($500,000), which shall be deducted from the Purchase Price in accordance with Section 2.1.
(d)    Buyer and Seller will cooperate with each other and will cause their respective officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of ownership of the Purchased Assets and Assumed Liabilities from Seller to Buyer and to minimize any disruption to the Business that might result from the transfer contemplated hereby.
Section 7.3    Further Assurances; Collections; Inquiries.
(a)    Seller covenants and agrees that from and after the Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Buyer and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Buyer, or to perfect or record Buyer's title to or interest in or control over, the Purchased Assets and the Assumed Liabilities.
(b)    Buyer covenants and agrees that from and after the Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Seller and without further consideration, all such further instruments and take all such further action and cooperate with Seller as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement.
(c)    In recognition of the fact that following the Closing Seller may continue to receive payments in connection with accounts receivable relating to sales by the Business occurring after the Closing Date, Seller shall promptly upon the receipt by Seller of good funds (i.e. upon funds clearing Seller’s lock-box or other applicable bank account), but no less frequently than each Friday (or other mutually agreed day each week) following the Closing

Date (or next Business Day, in the event that such Friday or mutually agreed day is not a Business Day), remit all such payments received by Seller through the immediately preceding Business Day to Buyer by wire transfer. Seller agrees to use its reasonable best efforts to cooperate in notifying customers, or prior customers, of the Business to make payments in connection with the aforementioned accounts receivable and other Purchased Assets directly to Buyer and shall otherwise direct correspondence and inquiries relating to the Business to Buyer.
Section 7.4    Bulk Sales Laws. Buyer and Seller waive compliance with the provisions of any bulk sales Laws, including Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction.
Section 7.5    Publicity. Prior to the Closing, Buyer and Seller agree that except as required by Law or the rules of any exchange on which a party's or a party's Affiliate's stock may be traded, neither will issue any press release nor make any public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior agreement of the other party. The parties will consult with each other with respect to the content of any such release, announcement, or statement.
Section 7.6    Utility and Other Prorations. Buyer and Seller acknowledge their intent that various utility and other service provider charges for services rendered to the Real Property (including water, telephone service, and electricity) will be pro-rated between Buyer and Seller as of the Closing Date, but that the exact amount of this proration will not be known at that date. Accordingly, no later than forty-five (45) days after the end of the month in which the Closing takes place (or, if later, promptly after such invoices are available), Seller shall deliver to Buyer copies of the invoices for utility and service providers with respect to the month (or other billing period, as applicable) during which the Closing takes place.
Section 7.7    Fees and Expenses. Except as otherwise provided in this Agreement, Seller and Buyer will each pay their respective fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby.
Section 7.8    Use of "Wolverine" and "Wolverine Joining Technologies, LLC" Names. Buyer acknowledges and agrees that all of Seller's rights in and to, and ownership of, the name "Wolverine" and "Wolverine Joining Technologies, LLC" and any derivations and abbreviations thereof and any names related or substantially similar thereto (other than "Joining Technologies" and "WJT" which are being transferred from Seller to Buyer as Purchased Assets) shall be retained by Seller. From and after the Closing, Seller hereby grants to Buyer an irrevocable, royalty-free, worldwide, non-transferable, non-exclusive license to use the name "Wolverine" and "Wolverine Joining Technologies" and any derivations and abbreviations thereof and any names related or substantially similar thereto and the stylized "W" related thereto in a reasonable manner in connection with the conduct of the Business during the period following the Closing as reasonably necessary, but no longer than two (2) years following the Closing, for Buyer to effect the transition of the Business to a name designated by Buyer.
Section 7.9    Conduct of the Business Prior to the Closing.

(a)    Between the date hereof and the Closing Date, Seller shall maintain the Purchased Assets in good operating condition and repair (reasonable wear and tear excepted), will conduct the Business in the Ordinary Course of Business and consistent with past practice, and, in any event, in accordance with all applicable Laws, and will not take any action inconsistent with this Agreement. Except for such actions as are expressly contemplated by this Agreement, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, Seller shall not:
(i)    incur any indebtedness for borrowed money that constitutes an Assumed Liability;
(ii)    maintain working capital requirements for the Business other than in accordance with past practice;
(iii)    change any of Seller's accounting methods, principles or practices;
(iv)    modify or terminate any Assigned Contract;
(v)    waive or release any right or claim of material value to the Business that constitutes a Purchased Asset, including any indebtedness owed or payable to the Seller with respect to the Business, except to the extent such waiver or release is in the Ordinary Course of Business and does not materially detract from the value of the Purchased Assets or hinder, or restrict the operation of, the Business in any material respect;
(vi)    compromise, settle, or otherwise adjust any action, arbitration, audit, hearing, investigation, claim, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental authority or arbitrator;
(vii)    acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any business or entity, which would constitute a Purchased Asset or Assumed Liability, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;
(viii)    change the remuneration or terms of employment of any Transferred Employee other than (A) non-material changes to the remuneration or terms of employment of non-officer employees made in the Ordinary Course of Business or (B) as required by Law;
(ix)    knowingly take any action that (with or without notice or lapse of time or both) would constitute a breach, violation or default under any term or provision of any Assigned Contract;
(x)    enter into or amend any Employee Benefit Plan applicable to Seller other than as required by Law;

(xi)    sell, assign, transfer, convey, lease, abandon, mortgage, pledge or otherwise dispose of or encumber any Purchased Assets or any interests therein, except for sales of obsolete assets or assets replaced or sold in the Ordinary Course of Business consistent with past practice; or
(xii)    enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.
(b)    Between the date hereof and the Closing Date, Seller shall use commercially reasonable efforts to preserve substantially intact the business organization of Seller.
Section 7.10    Supplement to Schedules. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the schedules hereto with respect to any event, development or occurrence arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in a schedule (each, a "Schedule Supplement"). Any disclosure in any Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including, without limitation, for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1(a) have been satisfied.
Section 7.11    Phase II Report.
(a)    As soon as practicable after the date hereof, Seller shall conduct a Phase II environmental assessment of the Owned Real Property in accordance with the Scope of Work set forth in Exhibit E. Seller shall allow Mr. Frank Postma (or his designee) of EA Engineering, Science and Technology, Inc. and Mr. Rick Majos on behalf of Buyer reasonable access to the Owned Real Property for the sole purpose of observing the work specified in Exhibit E.
(b)    All results (including all technical data and laboratory reports) of any sampling and analytical tests performed in or resulting from performing all or any portion of the work required under Exhibit E are the sole and exclusive property of Seller prior to Closing; provided, however, that ownership thereof will be transferred to Buyer as part of the Purchased Assets at Closing. Seller and Parent shall be entitled to retain copies of the Phase II Report at Closing, and Buyer, Seller and Parent shall each be entitled to rely on and utilize the Phase II Report after the Closing. As used herein, the definition of "Phase II Report" shall include, without limitation:
(i)    any evaluations, technical data and analyses, reports (draft and final), and recommendations of Seller's environmental consultants relating to the presence of Hazardous Materials in, on, under, from or relating to the Real Property and each adjoining real property;

(ii)    any letters, e-mails, plans, permits, registrations, approvals, orders, notices (including notices of violation and notices to comply), inquiries, directives, guidelines, standards, reports (routine and non-routine), and other correspondence submitted to or received from or by Seller or its consultants from or to any Governmental Entity regarding any conditions in, on, under, from or relating to the Real Property or each adjoining real property with respect to the actual or potential presence or release of any Hazardous Materials; and
(iii)    any communications from Buyer to any Person or Governmental Entity (other than communications with counsel for Buyer that are subject to the attorney-client privilege) not authorized in writing by Seller under this Agreement relating to the Phase II Report.
(c)    Prior to Closing, Seller shall have sole and absolute discretion with respect to the dissemination or distribution of the Phase II Report and shall have no obligation to disclose all or any portion of the Phase II Report to Buyer or any other Person, entity or Governmental Entity.
(d)    Except as otherwise provided in Section 7.11(e), prior to Closing Buyer shall not disclose or distribute all or any portion of the Phase II Report to any Person, entity or Governmental Entity at any time without Seller's prior written consent.
(e)    If Seller provides to Buyer all of the Phase II Report, Buyer shall have five (5) Business Days to review the Phase II Report and determine whether it reasonably believes the Phase II Report has identified an "Imminent Hazard", as defined in Section 3.36 of the Remediation Regulations and modified by the last sentence of this Section 7.11(e). If Buyer concludes that the Phase II Report has identified an Imminent Hazard, Buyer shall provide to Seller within such five (5) Business Day period written notice and any related documentation of the facts and details supporting Buyer's conclusion that an Imminent Hazard exists. Within five (5) Business Days after receiving Buyer's written notice and related documentation described in the previous sentence, Seller shall evaluate such written notice and related documentation and: (i) comply with any reporting obligation Seller concludes is required under the Remediation Regulations or (ii) notify Buyer if it concludes it has no reporting obligations under the Remediation Regulations (the "Imminent Hazard Objection"). If Seller notifies Buyer of the Imminent Hazard Objection, Seller and Buyer shall use their respective commercially reasonable efforts to work with nationally recognized environmental consultants chosen by Seller and Buyer, respectively, and exchange any information reasonably requested by the other party for a period of fourteen (14) days after the receipt by Buyer of the Imminent Hazard Objection, or such longer period as the parties may agree in writing, to resolve the disagreements set forth in the Imminent Hazard Objection and reach agreement with respect to whether an Imminent Hazard exists. If Seller and Buyer are unable to resolve such disagreements within such fourteen-day period, either party may require the parties to mutually select an independent nationally recognized environmental consultant (the "Independent Environmental Consultant") to resolve the disagreements set forth in the Imminent Hazard Objection and finally determine whether an Imminent Hazard exists. Seller and Buyer shall instruct the Independent Environmental Consultant to determine whether an Imminent Hazard exists as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Environmental Consultant, based solely on the provisions of this Agreement and the written presentations by Seller and Buyer, and not on an independent review; provided, however, that in determining whether an Imminent Hazard exists, the Independent Environmental Consultant may not take oral testimony from the parties hereto or any other Person. Seller and Buyer shall only be entitled to one written submission each, with no reply submissions permitted. Seller and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Environmental Consultant. The fees and expenses of the Independent Environmental Consultant shall be divided equally between Seller and Buyer. The determination of whether an Imminent Hazard exists by the Independent Environmental Consultant shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the parties. If the Independent Environmental Consultant determines an Imminent Hazard exists and Buyer intends to notify RIDEM of the alleged Imminent Hazard, Buyer shall provide immediate written notice to Seller of its intent to notify RIDEM and allow Seller to fully and concurrently participate in all communications with RIDEM, whether written or oral, regarding the alleged Imminent Hazard. For the purposes of this Agreement, an Imminent Hazard shall not include any information related to soil, air, groundwater or surface water contamination identified in the Phase I Report in the concentrations identified therein or reasonably expected therefrom or in or from the other reports or analyses set forth attached as Schedule 7.11(e).
Section 7.12    Phase II Report; Impact on Transaction.
(a)    After completion of the Phase II Report, Seller may, in its sole and absolute discretion:
(i)    terminate this Agreement pursuant to Article IX without disclosing all or any portion of the Phase II Report if the estimated cost to remediate or mitigate public health or environmental risks on the Owned Real Property pursuant to the applicable Remediation Regulations through the use of remedial actions (e.g., soil or groundwater remediation) or institutional controls (e.g., engineered barriers, industrial commercial use or groundwater use restrictions), which estimate shall have been reasonably determined by Seller and ENVIRON International Corporation (the "Initial Remediation Estimate"), exceeds Five Hundred Thousand Dollars ($500,000); or
(ii)    disclose to Buyer (A) the entire Phase II Report, and (B) within five (5) Business Days after disclosing the entire Phase II Report to Buyer, the Initial Remediation Estimate.
(b)    If Seller makes the disclosures pursuant to Section 7.12(a)(ii) and the Remediation Estimate as finally determined in accordance with Section 7.12(c) exceeds Five Hundred Thousand Dollars ($500,000), Buyer shall be entitled to terminate this Agreement pursuant to Article IX.
(c)    Buyer may dispute Seller's calculation of the Initial Remediation Estimate by notifying Seller in writing, setting forth in reasonable detail the particulars of such disagreement (the "Remediation Objection"), within five (5) Business Days after receiving the Initial Remediation Estimate. In the event Buyer does not deliver a Remediation Objection to Seller within five (5) Business Days after Buyer's receipt of the Initial Remediation Estimate, Buyer shall be deemed to have accepted Seller's calculation of the Initial Remediation Estimate, which shall be the "Remediation Estimate." In the event that the Remediation Objection is timely delivered to Seller, Buyer and Seller shall use their respective commercially reasonable efforts to work with nationally recognized environmental consultants chosen by Buyer and Seller, respectively, and exchange any information reasonably requested by the other party for a period of fourteen (14) days after the receipt by Seller of the Remediation Objection, or such longer period as the parties may agree in writing, to resolve any disagreements set forth in the Remediation Objection (the "Unresolved Remediation Items") and reach agreement with respect to the Remediation Estimate. If Seller and Buyer are unable to resolve such disagreements within such fourteen-day period, either party may require the parties to mutually select an Independent Environmental Consultant to resolve the Unresolved Remediation Items and finally determine the Remediation Estimate. Buyer and Seller shall instruct the Independent Environmental Consultant to determine the Remediation Estimate as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Environmental Consultant, based solely on the provisions of this Agreement and the written presentations by Seller and Buyer, and not on an independent review; provided, however, that in resolving any Unresolved Remediation Item, the Independent Environmental Consultant: (i) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, and (ii) may not take oral testimony from the parties hereto or any other Person. Seller and Buyer shall only be entitled to one written submission each, with no reply submissions permitted. Seller and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Environmental Consultant. The fees and expenses of the Independent Environmental Consultant shall be divided equally between Seller and Buyer. The determination of the Remediation Estimate by the Independent Environmental Consultant shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the parties.
Section 7.13    Removal of Equipment From Excluded Leased Real Property. As soon as practicable after Closing, in accordance with the Site Access Agreement, Seller shall disconnect, or cause to be disconnected, all personal property constituting Purchased Assets located at the Excluded Leased Real Property from its electrical power and other utility sources, drain the Purchased Assets of lubrication and other fluids that can be readily removed, and take such other actions as agreed upon in the Site Access Agreement. In accordance with the Site Access Agreement, Buyer shall uninstall and remove such Purchased Assets from the Excluded Leased Real Property and take such other actions as agreed upon in the Site Access Agreement, and Seller shall provide access to the Excluded Leased Real Property to permit Buyer to do so.
Section 7.14    Compliance with PBGC Settlement Agreement. Each of Parent and Seller covenants that it will comply in all respects with all of the provisions of the PBGC Settlement Agreement, including without limitation, any obligations thereunder to make payments of money.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
Section 8.1    Survival of Representations and Warranties.
(a)    The representations and warranties of Seller and Parent contained in this Agreement, in any certificate executed by Seller or Parent and in any agreement executed by the parties in connection with the Closing (other than those representations and warranties referred to in the proviso of this Section 8.1(a)) shall survive the Closing until March 31, 2014; provided, that the representations and warranties of Seller and Parent contained in Sections 4.1, 4.2, 4.3, 4.7, 4.15 and 4.18 (and in any certificate executed by Seller or Parent relating to such representations and warranties) shall survive the Closing indefinitely. The covenants to be performed prior to the Closing shall survive until the Closing Date and the covenants to be performed after the Closing shall survive in accordance with their terms or, if no term is specified, indefinitely.
(b)    The representations and warranties of Buyer contained in Article V of this Agreement, other than those made in Sections 5.1 and 5.2, shall survive until March 31, 2014. The representations and warranties of Buyer contained in Sections 5.1 and 5.2 shall survive the Closing indefinitely.
(c)    Notwithstanding the foregoing, the obligations of an indemnifying party under this Article VIII shall not terminate with respect to any item as to which the indemnified party shall have made a claim by delivering a notice of such claim before the expiration of the applicable survival period set forth in Section 8.1(a).
Section 8.2    Obligation of Parent and Seller to Indemnify. Subject to the limitations contained in Section 8.5, Parent and Seller agree to pay, indemnify, defend and hold Buyer and its Affiliates and their respective officers, directors, employees, counsel, agents and successors and assigns (each, a "Buyer Indemnified Party") harmless from and against any and all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from or in connection with the following: (a) any Excluded Liability or Excluded Asset; (b) any inaccuracy in (or breach of) any representation or warranty made by Seller or Parent in this Agreement, in any certificate executed by Seller or Parent or in any agreement executed by the parties in connection with the Closing (in each case determined without giving effect to any "materiality," "Material Adverse Effect" or "Material Adverse Change" qualifier contained therein); (c) any breach of any covenant or agreement made or to be performed by Seller or Parent pursuant to this Agreement or any agreement executed in connection with this Agreement; and (d) the ownership and operation of the Business and the Purchased Assets prior to the Closing, other than the Assumed Liabilities.
Section 8.3    Obligation of Buyer to Indemnify. Buyer agrees to pay, indemnify, defend and hold Parent, Seller, their respective Affiliates and their respective officers, directors, employees, counsel, agents, shareholders and successors and assigns (each, a "Seller Indemnified Party") harmless from and against any and all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from or in connection with the following: (a) any Assumed Liability; (b) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, in any certificate executed by Buyer or in any agreement executed by the parties in connection with the Closing (in each case determined without giving effect to any "materiality," "Material Adverse Effect" or "Material Adverse Change" qualifier contained therein); (c) any breach of any covenant or agreement made or to be performed by Buyer pursuant this Agreement or any agreement executed in connection with this Agreement; and (d) the ownership and operation of the Business and the Purchased Assets after the Closing, other than the Excluded Liabilities.
Section 8.4    Defense of Claims. If a claim for indemnification (a "Claim") is to be made by a Buyer Indemnified Party or a Seller Indemnified Party, as applicable (each in such capacity, an "indemnified party"), such indemnified party shall give written notice (a "Claim Notice") to Seller or Buyer, as applicable (each in such capacity, an "indemnifying party"), as soon as practicable after such indemnified party becomes aware of any fact, condition or event which may give rise to any Loss for which indemnification may be sought under this Article VIII. If any lawsuit or enforcement action is filed by a third party against any indemnified party hereunder, notice thereof (a "Third Party Notice") shall be given to the indemnifying party as promptly as practicable. The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After receipt of a Third Party Notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects: (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably satisfactory to the indemnified party) to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which case the indemnified party shall have the right to retain one (1) separate counsel at the cost and expense of the indemnifying party, and (c) to compromise or settle such claim if such compromise or settlement involves only the payment of money damages (otherwise, such compromise or settlement shall be made only with the written consent of the indemnified party, which consent shall not be unreasonably withheld). The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; and the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall also cooperate with each other in any notifications to insurers. If the indemnifying party fails to assume the defense of such claim within fifteen (15) Business Days after receipt of the Third Party Notice, the indemnified party against which such claim has been asserted will have the right to undertake the defense, compromise or settlement of such claim with counsel of its own choice, at the cost and expense of the indemnified party, and the indemnifying party shall have the right to participate therein at its own cost; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.
Section 8.5    Limitations on Indemnification. Notwithstanding anything herein to the contrary:
(a)    Subject to Section 8.5(c), neither Parent nor Seller shall be required to indemnify any Buyer Indemnified Parties under Section 8.2(b) with respect to any Losses until all Losses, when aggregated with all other Losses of all Buyer Indemnified Parties, exceed one percent (1%) of the Base Purchase Price (the "Minimum Aggregate Liability Amount"), in which event the Buyer Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Minimum Aggregate Liability Amount.
(b)    The maximum aggregate liability of Parent and Seller for indemnification obligations under Section 8.2(b) (other than for any Loss which arises from or in connection with a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.7, 4.15 or 4.18 (or any certificates delivered by Seller or Parent in connection with such representations and warranties)) shall be ten percent (10%) of the Base Purchase Price. The maximum aggregate liability of Parent and Seller for indemnification obligations under Section 8.2(b) for any Loss arising from or in connection with a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.7, 4.15 or 4.18 (or any certificates delivered by Seller or Parent in connection with such representations and warranties) shall be an amount equal to the Base Purchase Price.
(c)    The Minimum Aggregate Liability Amount shall not apply to any Loss which arises from or in connection with a breach of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.7, 4.15 or 4.18 (or any certificates delivered by Seller or Parent in connection with such representations and warranties).
(d)    For the avoidance of doubt, none of the limitations set forth in the foregoing clauses of this Section 8.5 shall apply to (i) any indemnification obligation of Seller or Parent under Sections 8.2(a), 8.2(c) or 8.2(d); (ii) any Losses arising from or in connection with any willful misrepresentation or fraud; or (iii) any Losses arising from an Excluded Liability.
(e)    Any payment of an indemnification amount under this Article VIII shall be accounted for as an adjustment to the Purchase Price.
Section 8.6    Subrogation Rights. In the event that the indemnifying party shall be obligated to indemnify the indemnified party pursuant to this Article VIII, the indemnifying party shall upon payment of such indemnity in full, be subrogated to all rights of the indemnified party with respect to the Loss to which such indemnification relates; provided, however, that the indemnifying party shall only be subrogated to the extent of any amount paid by it pursuant to this Article VIII in connection with such Loss.

Section 8.7    Indemnification Payment. Subject to the terms hereof and unless contested by the indemnifying party, an indemnifying party shall pay to the indemnified party the full amount of any and all Losses (other than Losses asserted in a Third Party Notice) under this Article VIII within thirty (30) days of receipt of the Claim Notice thereof, or within thirty (30) days of the date such litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of 2% per month or the maximum amount permitted by Law.
Section 8.8    Exclusive Remedy; Use of Purchase Price Holdback and Sole Remedies.
(a)    Except as otherwise specifically provided in this Agreement, with respect to Losses arising from willful misrepresentation, criminal activity, intentional breach or fraud, after the Closing, the remedies provided in this Article VIII are the sole and exclusive remedies for recoveries against another party for breaches of the representations and warranties in this Agreement.
(b)    Except as set forth in Section 8.8(a), a Seller Indemnified Party's and a Buyer Indemnified Party's respective rights to indemnification under this Agreement shall be their sole and exclusive remedy for money damages, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto, including any and all rights under any Environmental Laws; provided, however, the foregoing shall not preclude any party from seeking injunctive or other equitable relief to which it may be entitled, including pursuing a claim for specific performance of this Agreement. For the avoidance of doubt, notwithstanding any other provision of this Agreement, a Buyer Indemnified Party's right to indemnification and/or contribution under this Agreement shall be its sole and exclusive remedy for those Liabilities excluded under Section 1.4(n) of this Agreement. No Buyer Indemnified Party shall have the right to pursue, and each hereby expressly waives, any and all rights that may otherwise be available at law or in equity under any Environmental Law with respect to any Environmental Liabilities, Environmental Claims, Environmental Losses and the Assumed Liabilities.
(c)    The parties agree and acknowledge that any indemnification payments due Buyer Indemnified Parties pursuant to this Article VIII shall first be paid out of the Escrow Account.
Section 8.9    Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of (a) any accruals or reserves included in the determination of the Final Working Capital, (b) any amounts recovered by the indemnified party pursuant to any indemnification by, or indemnification agreement with, any Person, (c) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each, a "Collateral Source"), and (d) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss. Indemnification under this Article VIII shall not be available unless the indemnified party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The indemnifying party may require the indemnified party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the indemnifying party shall then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article VIII is determined after payment by the indemnifying party of any amount otherwise required to be paid to an indemnified party pursuant to this Article VIII, the indemnified party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the indemnifying party pursuant to this Article VIII.
ARTICLE IX
TERMINATION
Section 9.1    Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article IX. In the case of any such termination, the terminating party shall give written notice to the other party specifying the provision pursuant to which the Agreement is being terminated.
Section 9.2    Termination Without Default.
(a)    This Agreement may be terminated at any time before Closing:
(i)    by mutual written consent of Seller, Parent and Buyer;
(ii)    subject to Sections 9.2(a)(iv) and (v), by Seller if the Closing shall not have occurred on or before May 31, 2013, or, if Buyer delivers a Remediation Objection or Seller delivers an Imminent Hazard Objection, July 31, 2013 (the later of such dates, the "Termination Date"); provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.2(a)(ii) if Seller is in breach of its obligations hereunder and such breach is the sole reason that the Closing has not occurred by such date;
(iii)    subject to Sections 9.2(a)(iv) and (v), by Buyer if the Closing shall not have occurred on or before the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.2(a)(iii) if Buyer is in breach of its obligations hereunder and such breach is the sole reason that the Closing has not occurred by such date;
(iv)    by written notice from Buyer to Seller if there shall be a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 6.1 and which breach is not reasonably capable of being cured such that the applicable condition is not capable of being satisfied within 30 days following delivery of notice to Seller of such breach; provided, however, that if less than 30 days remain until the Termination Date when Buyer provides written notice to Seller, the Termination Date shall be automatically extended to the last day of such 30-day period; provided, further, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.2(a)(iv) if Buyer is then in material breach of the terms of this Agreement;
(v)    by written notice from Seller to Buyer if there shall be a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 6.2 and which breach is not reasonably capable of being cured such that the applicable condition is not capable of being satisfied within 30 days following delivery of notice to Buyer of such breach; provided, however, that if less than 30 days remain until the Termination Date when Seller provides written notice to Buyer, the Termination Date shall be automatically extended to the last day of such 30-day period; provided, further, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.2(a)(v) if Seller is then in material breach of the terms of this Agreement;
(vi)    by Seller if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller; provided, however, that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(vii)    by Buyer if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment and shall not have been waived by Buyer; provided, however, that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(viii)    by Seller pursuant to Section 7.12(a)(i); or
(ix)    by Buyer pursuant to Section 7.12(b).
(b)    Upon termination of this Agreement pursuant to Section 9.2(a): (i) all obligations of the parties under this Agreement shall terminate (other than this Article IX and Article X, which shall survive termination) and (ii) except as set forth in this Section 9.2(b) (or this Article IX or Article X, which shall survive termination) none of Buyer, Seller or Parent or any of their respective officers, directors, employees, representatives, Affiliates, agents or advisors shall have any Liability arising under or in connection with this Agreement. Notwithstanding anything in this Section 9.2 to the contrary, if this Agreement is terminated in accordance with any of Sections 9.2(a)(iv), (v), (vi) or (vii), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE X
MISCELLANEOUS
Section 10.1    Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Section 10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (a) personally delivered, (b) five (5) Business Days after mailing, postage prepaid, by standard mail, (c) when delivered (and receipted for) by an overnight delivery service, or (d) when sent by facsimile machine, email or other means of instantaneous communication, provided that such communication is sent to or obtained by the intended recipient who is listed in this Section 10.2 and is promptly confirmed by personal delivery, mail or an overnight delivery service as provided above, addressed in each case as follows:

If to Seller or Parent:	Wolverine Tube, Inc. 2100 Market Street, N.E. Decatur, AL 35609-2202 Attn: President and Chief Operating Officer Telephone: (256) 353-1310 Fax: (256) 580-3996
with a copy to:	Randall M. Walters Jones Day 325 John H. McConnell Blvd., Suite 600 Columbus, Ohio 43215 Telephone: (614) 469-3939 Fax: (614) 461-4198
If to Buyer:	Lucas-Milhaupt Warwick, LLC 5656 S Pennsylvania Avenue Cudahy, Wisconsin 53110 Attn: Phillip L. Malliet Telephone: (414) 831-7196 Fax: (414) 769-1093
with a copy to: and a copy to:
Handy & Harman Ltd.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604
Attn: General Counsel
Telephone: (914) 461-1300
Fax: (914) 696-8685

Michael D. Bryan
K&L Gates LLP
134 Meeting Street
Suite 200
Charleston, South Carolina 29401
Telephone: 843-579-5661
Fax: 843-579-5601

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

Section 10.3    Rights of Third Parties. All conditions or obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.
Section 10.4    Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, the Confidentiality Agreement, dated August 20, 2012, and the Confidentiality Agreement, dated October 8, 2012, constitute the entire agreement of the parties with respect to the subject matter hereof. There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement. All prior negotiations and understandings, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement. No course of conduct or course of dealing of the parties shall operate to amend, modify, terminate or waive the provisions of this section.
Section 10.5    Headings. The table of contents and article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.6    Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to its Laws governing conflicts of laws.
Section 10.7    Assignment. Neither this Agreement, nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.
Section 10.8    Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, and each of such duplicate originals or counterparts will be deemed to be an original and taken together will constitute one and the same instrument. The parties agree that their respective signatures may be delivered by facsimile or by PDF and that such facsimile or PDF signatures will be treated as originals for all purposes.
Section 10.9    Amendments. This Agreement may not be modified, changed, amended or terminated except by an agreement in writing signed by Buyer, Parent and Seller.

Section 10.10    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 10.11    Interpretation. Should any provisions of this Agreement require judicial or arbitral interpretation, it is agreed that the court or arbitrator interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Agreement.
Section 10.12    Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.
Section 10.13    Article and Section References. Any reference in this Agreement to an article or section shall be deemed to include a reference to any subsidiary sections or subsections whenever the context requires.
Section 10.14    Legal Fees. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable legal fees and expenses and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.
Section 10.15    Consent to Jurisdiction; Venue; Service of Process.
(a)    Each party to this Agreement, by its execution hereof: (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the immediately preceding sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Agreement, such party shall bring actions only in the City of Wilmington, Delaware. Each party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.
(c)    Each party hereby (i) consents to service of process in any action among the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2 shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
Section 10.16    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 10.17    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified in this Section:
(a)    "Affiliate" means with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or otherwise; and the term "controlled" has a corresponding meaning.

(b)    "Agreement" has the meaning given in the preamble.
(c)    "Allocation" has the meaning given in Section 2.4.
(d)    "Assigned Contracts" has the meaning given in Section 1.1(f).
(e)    "Assignment and Assumption Agreement" has the meaning given in Section 1.3.
(f)    "Assumed Liabilities" has the meaning given in Section 1.3.
(g)    "Base Purchase Price" has the meaning given in Section 2.1.
(h)    "Bill of Sale" has the meaning given in Section 3.2(a).
(i)    "Books and Records" has the meaning given in Section 1.1(d).
(j)    "Business" has the meaning given in the recitals.
(k)    "Business Day" means any day other than (i) any Saturday or Sunday or (ii) any other day on which the New York Stock Exchange is closed or banks in New York, New York are required or permitted to be closed.
(l)    "Business Employee" means an employee of Seller who works primarily or exclusively for the Business and is set forth on Schedule 10.17(l).
(m)    "Buyer" has the meaning given in the preamble.
(n)    "Buyer Documents" has the meaning given in Section 5.2.
(o)    "Buyer Indemnified Party" has the meaning given in Section 8.2
(p)    "Claim" has the meaning given in Section 8.4.
(q)    "Claim Notice" has the meaning given in Section 8.4.
(r)    "Closing Inventory" has the meaning given in Section 2.2(a).
(s)    "Closing Inventory Statement" has the meaning given in Section 2.2(a).
(t)    "Code" means the Internal Revenue Code of 1986, as amended.
(u)    "Damaged Inventory" means inventory that is not fit for sale to a customer in its current state.
(v)    "Data Room" has the meaning given in Section 5.5.

(w)    "De Minimis Amount" has the meaning given in Section 8.5(a).
(x)    "ELUR" has the meaning given in Section 7.14.
(y)    "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(z)    "Encumbrances Securing Seller Indebtedness" has the meaning given in Section 4.3.
(aa)    "Environment" means surface water, ground water, drinking water, land surface or land subsurface and indoor or ambient air.
(bb)    "Environmental Claim" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, potential responsibility or violation by any Governmental Entity or other Person asserted against Buyer or Seller alleging liability of Buyer or Seller or any other Person arising out of, based on or relating to any Environmental Liability or Environmental Loss.
(cc)    "Environmental Law" means any federal, state or local statute, law, or decree, regulating, relating to or imposing liability or standards of conduct concerning the protection of the Environment, public or workplace health and safety as now in effect, as amended and as hereinafter enacted including, without limitation, the (i) Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (1980); (ii) Clean Air Act; 42 U.S.C. § 7401 et seq. (1970); (iii) Clean Water Act; 33 U.S.C. § 1251 et seq. (1972); (iv) Federal Insecticide, Fungicide and Rodenticide Act; 7 U.S.C. §136 et seq. (1972); (v) Toxic Substances Control Act; 42 U.S.C. § 9601 et seq. (1976); (vi) Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq. (1965); (vii) Hazardous Materials Transportation Act; 49 U.S.C. § 5101 et seq. (1975); and (viii) Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. (1970).
(dd)    "Environmental Liability" means Liability related to the Environment, Environmental Law, Environmental Permits or an Environmental Claim.
(ee)    "Environmental Loss" means any Loss arising out of any Environmental Liability or Environmental Claim.
(ff)    "Environmental Permits" means all permits, licenses, registrations, approvals (including waivers, exemptions and amendments) and other authorizations required to be held under Environmental Laws

(gg)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
(hh)    "ERISA Affiliate" means a corporation which, at the time of reference, is or was a member of a controlled group of corporations with Seller and/or an Affiliate of Seller within the meaning of Code Section 414(b), a trade or business which is or was under common control with Seller and/or an Affiliate of Seller within the meaning of Code Section 414(c), or a member of an affiliated service group with Seller and/or an Affiliate of Seller within the meaning of Code Section 414(m) or (o), or any Person considered under Code Section 414(b), (c), (m), or (o) to be a single employer together with Seller.
(ii)    "Escrow Account" has the meaning given in Section 2.1.
(jj)    "Escrow Agreement" has the meaning given in Section 2.1.
(kk)    "Estimated Working Capital" has the meaning given in Section 2.2(a).
(ll)    "Excluded Assets" has the meaning given in Section 1.2.
(mm)    "Excluded Leased Real Property" has the meaning given in Section 1.2(i).
(nn)    "Excluded Liabilities" has the meaning given in Section 1.4.
(oo)    "Final Working Capital" has the meaning given in Section 2.2(b).
(pp)    "Final Working Capital Statement" has the meaning given in Section 2.2(b).
(qq)    "Financial Statements" has the meaning given in Section 4.4.
(rr)    "Funds Flow" has the meaning given in Section 2.1.
(ss)    "GAAP" means United States generally accepted accounting principles as in effect from time to time.
(tt)    "Governmental Entity" means any government or any governmental, regulatory or administrative agency, district, bureau, board, commission, court, department, official, office, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local.
(uu)    "Hazardous Materials" means (i) Hazardous Materials as defined in the Remediation Regulations and (ii) any petroleum or petroleum by-product.
(vv)    "H&H" has the meaning given in the preamble.

(ww)    "Imminent Hazard Objection" has the meaning given in Section 7.11(e).
(xx)    "indemnified party" has the meaning given in Section 8.4.
(yy)    "indemnifying party" has the meaning given in Section 8.4.
(zz)    "Independent Environmental Consultant" has the meaning given in Section 7.11(e).
(aaa)    "Initial Remediation Estimate" has the meaning given in Section 7.12(a)(ii).
(bbb)    "Intellectual Property" has the meaning given in Section 1.1(c).
(ccc)    "Intellectual Property Assignment" has the meaning given in Section 3.2(c).
(ddd)    "Interim Balance Sheet" has the meaning given in Section 4.4.
(eee)    "Interim Financials" has the meaning given in Section 4.4.
(fff)    "IP Licenses" has the meaning given in Section 4.14(c).
(ggg)    "Knowledge," with respect to Seller, means the actual knowledge of David W. Jordan, Stephen J. Ludwig, Paul J. Gagnon, Jr., George E. Cullen, Jr. or John P. Sands, any knowledge that would have been acquired by any of such Persons upon reasonable inquiry and investigation or any knowledge that should reasonably have been acquired by any of such Persons in the course of the performance of such Person's duties with respect to the Business.
(hhh)    "Institutional Controls" has the meaning set forth in the Remediation Regulations.
(iii)    "IP License" has the meaning given in Section 4.14(c).
(jjj)    "Laws" means any statute, law, ordinance, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof).
(kkk)    "Lease" has the meaning given in Section 1.1(l).
(lll)    "Leased Intellectual Property" has the meaning given in Section 4.14(a).
(mmm)    "Leased Real Property" has the meaning given in Section 1.1(l).

(nnn)    "Liability" or "Liabilities" means any and all claims, obligations, commitments, suits, judgments, damages, demands, rights, causes of action and liabilities of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(ooo)    "License Cost" has the meaning given in Section 7.2(c).
(ppp)    "Licensed Intellectual Property" has the meaning given in Section 4.14(a).
(qqq)    "Listed Assigned Contracts" has the meaning given in Section 4.10.
(rrr)    "Loss" means any loss, liability, obligation, charge, complaint, claim, demand, injunction, ruling, lawsuit, action, proceeding, hearing, investigation, assessment, damage, dues, penalty, fine, diminution of value, amount paid in settlement, cost, or expense, including reasonable attorneys' fees and expenses and court costs.
(sss)    "Material Adverse Change" or "Material Adverse Effect" means any event, change, circumstance or effect that is materially adverse to (i) the Business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller, the Business or Purchased Assets (taken as a whole), or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, a Material Adverse Change or Material Adverse Effect shall not include any adverse effect attributable to (x) a decline or change in general economic or business conditions, (y) a decline or change in general industry conditions or conditions related to the economic sector specific to the Business or Seller and not specifically relating to nor disproportionally impacting the Business or Seller, or (z) a decline or increase in the market price of silver or any other precious metal or commodity used in the Business.
(ttt)    "Material Consents" has the meaning given in Section 3.2(l).
(uuu)    "Minimum Aggregate Liability Amount" has the meaning given in Section 8.5(a).
(vvv)    "Non-Competition Agreement" has the meaning given in Section 3.2(e).
(www)    "Non-Transferable Inventory" means Damaged Inventory and Obsolete Material.
(xxx)    "Notice of Objection" has the meaning given in Section 2.2(c).

(yyy)    "Obsolete Material" means material that no longer meets specification or code or which is not otherwise saleable by Seller.
(zzz)    "Ordinary Course of Business" means an action been taken by a Person if such action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of, or incidental to, the normal day-to-day operations of such Person and (ii) does not require authorization by the governing board or shareholders or member of such Person and does not require any separate or special authorization of any nature.
(aaaa)    "Owned Intellectual Property" has the meaning given in Section 4.14(a)
(bbbb)    "Owned Real Property" has the meaning given in Section 1.1(k).
(cccc)    "Parent" has the meaning given in the preamble.
(dddd)    "PBGC Settlement Agreement" has the meaning given in Section 1.4(l).
(eeee)    "Permit" has the meaning given in Section 4.8.
(ffff)    "Permitted Encumbrances" means those Encumbrances identified on Schedule 10.17(ffff).
(gggg)    "Permitted Real Property Encumbrances" has the meaning given in Section 4.11.
(hhhh)    "Person" means an individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.
(iiii)    "Personal Information" has the meaning given in Section 4.14(g).
(jjjj)    "Phase I Report" means the December 2012 Environmental Site Assessment and Limited Environmental Compliance Review, prepared by ENVIRON International Corporation with respect to the Owned Real Property and the Leased Real Property.
(kkkk)    "Phase II Report" has the meaning given in Section 7.11(b).
(llll)    "Product Lines" means, collectively, silver, tin, copper, and copper phosphorous.
(mmmm)    "Purchased Assets" has the meaning given in Section 1.1.
(nnnn)    "Purchase Price" has the meaning given in Section 2.1.

(oooo)    "Purchase Price Holdback" has the meaning given in Section 2.1.
(pppp)    "Real Property" means the Owned Real Property and the Leased Real Property.
(qqqq)    "Remediation Deduction" means an amount equal to (a) the Remediation Estimate if the Remediation Estimate is equal to or less than Five Hundred Thousand Dollars ($500,000), or (b) Zero Dollars ($0) if the Remediation Estimate is greater than Five Hundred Thousand Dollars ($500,000).
(rrrr)    "Remediation Estimate" has the meaning given in Section 7.12(c).
(ssss)    "Remediation Regulations" shall mean the November 2011 Rhode Island Department of Environmental Management Rules and Regulations for the Investigation and Remediation of Hazardous Material Releases, DEM-DSR-01-93.
(tttt)    "RIDEM" shall mean the Rhode Island Department of Environmental Management.
(uuuu)    "RIDEM Settlement Agreement" means the September 2000 Settlement Agreement and Covenant Not To Sue by and among RIDEM, Engelhard Corporation and Wolverine Joining Technologies, Case No: 2000-061.
(vvvv)    "Seller" has the meaning given in the preamble.
(wwww)    "Seller Documents" has the meaning given in Section 4.2.
(xxxx)    "Seller Indebtedness" means the obligations owed by Parent and Seller to each of: (i) JPMorgan Chase Bank, N.A., pursuant to that certain Credit Agreement, dated as of October 28, 2011 (as may be amended, restated, supplemented, or modified from time to time), by and among Parent, Seller, the other loan parties party thereto from time to time, the lenders party thereto, and JPMorgan Chase Bank, N.A., and (ii) U.S. Bank National Association, pursuant to that certain Indenture, dated as of June 28, 2011 (as previously amended by that certain Indenture Amendment Agreement, dated as of October 2011), by and among Parent, Tube Forming, L.P., WT Holding Company, Inc., Seller and U.S. Bank National Association, governing the Parent’s Senior Secured Notes Due 2014.
(yyyy)    "Site Access Agreement means a Site Access Agreement in substantially the form attached hereto as Exhibit F.
(zzzz)    "Target Copper" means 240,000 pounds of copper.
(aaaaa)    "Target Copper Phosphorous" means 185,000 pounds of copper phosphorous.
(bbbbb)    "Target Inventory" means, collectively, the Target Silver, Target Tin, Target Copper, and Target Copper Phosphorous.

(ccccc)    "Target Silver" means 570,000 troy ounces of silver.
(ddddd)    "Target Tin" means 122,000 pounds of tin.
(eeeee)    "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto; provided, however, that with respect to Section 4.7, "Taxes" shall not include sales taxes.
(fffff)    "Tax Returns" means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any Tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any application Tax Legislation.
(ggggg)    "Tax Legislation" means the U.S. Internal Revenue Code of 1986, as amended, and all federal, state, county, municipal or other statutes imposing a Tax.
(hhhhh)    "Termination Date" has the meaning given in Section 9.2(a)(ii).
(iiiii)    "Third Party Notice" has the meaning given in Section 8.4.
(jjjjj)    "Transferred Employees" has the meaning given in Section 7.1.
(kkkkk)    "Transition Services Agreement" means a Transition Services Agreement in substantially the form attached hereto as Exhibit I.
(lllll)    "Unresolved Items" has the meaning given in Section 2.2(c).
(mmmmm)    "WARN" has the meaning given in Section 4.17(c).
(nnnnn)    "Working Capital" means, as determined for any date, accounts receivable less accounts payable, all as determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements.
[REMAINDER OF PAGE LEFT BLANK]

The parties are signing this Agreement on the date set forth in the introductory clause.
PARENT:

Wolverine Tube, Inc.

By: /s/ Steven S. Elbaum
Name: Steven S. Elbaum
Title: Chairman
SELLER:

Wolverine Joining Technologies, LLC

By: /s/ Harold M. Karp
Name: Harold M. Karp
Title: President and Chief Operating Officer
H&H:

Handy & Harman Ltd.

By: /s/ James F. McCabe, Jr.
Name: James F. McCabe, Jr.
Title: Chief Financial Officer
ACQUISITION SUB:

Lucas-Milhaupt Warwick LLC

By: /s/ James F. McCabe, Jr.
Name: James F. McCabe, Jr.
Title: Senior Vice President

LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Intellectual Property Assignment
Exhibit E    Scope of Work for Phase II Report of the Owned Real Property
Exhibit F    Form of Site Access Agreement
Exhibit G    Form of Environmental Land Use Restriction
Exhibit H    Funds Flow
Exhibit I     Form of Transition Services Agreement

Disclosure Schedules

Schedule 1.1(a)    Tangible Personal Property
Schedule 1.1(c)(i)    Patents, Inventions and Other Patent Rights
Schedule 1.1(c)(ii)    Trademarks, Service Marks, Trade Names & Brand Names
Schedule 1.1(c)(iv)    Trade Secret
Schedule 1.1(f)    Assigned Contracts
Schedule 1.1(k)    Owned Real Property
Schedule 1.1(l)    Leased Real Property
Schedule 1.2(b)    Excluded Assets
Schedule 1.2(i)    Excluded Leased Real Property
Schedule 1.3(f)    Assumed Liabilities
Schedule 1.4(s)    Excluded Liabilities
Schedule 3.2(l)    Material Consents
Schedule 4.1        Due Organization, Good Standing and Qualification
Schedule 4.2(a)(iii)    Authority of Seller
Schedule 4.2(b)(iii)    Authority of Parent
Schedule 4.3        Encumbrances Securing Seller Indebtedness
Schedule 4.4        Financial Statements
Schedule 4.8(a)    Compliance with Laws Other than Environmental Laws
Schedule 4.8(b)    Permits Other than Environmental Permits
Schedule 4.9(b)    Material Environmental Permits
Schedule 4.10        Contracts
Schedule 4.12        Leased Real Property - Assignment
Schedule 4.14(b)    Owned Intellectual Property
Schedule 4.14(c)    Licensed Intellectual Property
Schedule 4.14(d)    Intellectual Property Infringement or Violation
Schedule 4.15(a)    List of Employee Benefit Plans
Schedule 4.15        Employee Benefit Plans
Schedule 4.15(c)    Employee Benefit Plans – Multiemployer Plans

Schedule 4.17(a)    Business Employees and Consultants and Agents with Payments             Exceeding $50,000
Schedule 4.17(b)    Employees – Labor Unions
Schedule 4.17(c)    Employees – Employment Loss
Schedule 4.18        Broker’s or Finder’s Fees
Schedule 4.19        Customers, Distributors and Suppliers
Schedule 4.22         No Material Undisclosed Liabilities
Schedule 5.2        Authority of Buyer
Schedule 6.1(e)    Conditions to Buyer’s Obligations – Payoff or Release Letters
Schedule 6.1(h)    Conditions to Buyer’s Obligations – Employment Agreements
Schedule 6.1(i)    Conditions to Buyer’s Obligations – Non Competition
Schedule 7.1(a)    Employee Matters – Excluded Employees
Schedule 7.1(b)    Employee Matters
Schedule 7.2(c)    Software Licenses
Schedule 7.11(e)    Imminent Hazard Exceptions
Schedule 10.17(l)    Business Employees
Schedule 10.17(eeee)    Permitted Encumbrances

Exhibits and Schedules are omitted in accordance with item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted exhibits and schedules to the Securities and Exchange Commission upon request.